Exhibit 10.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

DOCTOR’S BEST INC.,

ACTIV NUTRITIONAL, LLC,

VIACTIV NUTRITIONALS, INC.

AND

GUARDION HEALTH SCIENCES, INC.

DATED AS OF January 30, 2024

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		23

5.1	Organization and Power	23
5.2	Authorization of Transaction Agreements	23
5.3	Conflicts; Consents of Third Parties	23
5.4	Legal Proceedings	24
5.5	Financial Capability	24
5.6	Solvency	24
5.7	Investment	24
5.8	Financial Advisors	25
5.9	Proxy Statement.	25
5.10	Ownership of Guardion Common Stock.	25
5.11	No Due Diligence or Financial Contingencies	25
5.12	Bank Approval.	25
5.13	LIMITATIONS OF REPRESENTATIONS AND WARRANTIES.	25

ARTICLE VI COVENANTS		26

6.1	Conduct of Business	26
6.2	Access to Information	28
6.3	Efforts	29
6.4	Governmental Consents.	29
6.5	Confidentiality	29
6.6	Preservation of Records	29
6.7	Publicity	30
6.8	Director and Officer Liability; Indemnification	30
6.9	Financing	32
6.10	No Solicitation.	33
6.11	Stockholders Meeting; Preparation of Proxy Materials.	35
6.12	Viactiv Nutritionals, Inc.	36
6.13	RWI Policy Assignment.	36

ARTICLE VII CONDITIONS TO CLOSING		37

7.1	Conditions to the Obligations of Buyer	37
7.2	Conditions to the Obligations of Guardion, Seller and the Company	38
7.3	Frustration of Closing Conditions	38

ARTICLE VIII TERMINATION		39

8.1	Termination	39
8.2	Effect of Termination	41
8.3	Termination Fees.	41

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ARTICLE IX TAX MATTERS		43

9.1	Tax Return Preparation.	43
9.2	Allocation of Taxes	44
9.3	Tax Refunds	44
9.4	Transfer Taxes.	45
9.5	Tax Contests.	45
9.6	Purchase Price Allocation.	45
9.7	Tax Covenants.	45

ARTICLE X MISCELLANEOUS		46

10.1	No Survival; Certain Waivers	46
10.2	Expenses	47
10.3	Governing Law	48
10.4	Submission to Jurisdiction; Waivers	48
10.5	Further Assurances	48
10.6	Entire Agreement	48
10.7	Amendments and Waivers	49
10.8	Notices	49
10.9	Severability	50
10.10	Specific Performance	50
10.11	No Third-Party Beneficiaries; No Recourse Against Affiliates	50
10.12	Assignment	51
10.13	Attorney Conflict Waiver	51
10.14	Counterparts	52

ARTICLE XI DEFINITIONS AND INTERPRETATIONS		52

11.1	Certain Definitions	52
11.2	Certain Interpretive Matters	65

Exhibits

Exhibit A	Sample Working Capital and Agreed Principles
Exhibit B	Form of Membership Interest Assignment Agreement
Exhibit C	Escrow Release Instructions
Exhibit D	Form of CFO Certificate

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 30, 2024 by and among (i) Doctor’s Best Inc., a Delaware corporation (“Buyer”), (ii) Activ Nutritional, LLC, a Delaware limited liability company (the “Company”), (iii) Viactiv Nutritionals, Inc., a Delaware corporation (“Seller”), and (iv) Guardion Health Sciences, Inc., a Delaware corporation (“Guardion” and, together with Seller, the “Seller Parties”). Buyer, the Company and the Seller Parties are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in ARTICLE XI.

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued outstanding Units of the Company (as defined in the Company LLC Agreement) (the “Closing Units”), which constitute all of the Equity Interests of the Company;

WHEREAS, the Parties desire to enter into this Agreement and the other Transaction Agreements pursuant to which, at the Closing, among other things, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Closing Units, subject to the terms and conditions of this Agreement;

WHEREAS, the Board of Directors of Seller has unanimously: (a) determined that it is in the best interests of Seller and its stockholder, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of Guardion (the “Guardion Board”) has unanimously: (a) determined that it is in the best interests of Guardion and its stockholders, and declared it advisable, to enter into this Agreement with Buyer; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of Guardion (the “Guardion Board Recommendation”); in each case, in accordance with the DGCL and the rules and regulations of Nasdaq;

WHEREAS, the Board of Directors of Buyer has unanimously: (a) determined that it is in the best interests of Buyer and its stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; in each case, in accordance with the DGCL;

WHEREAS, the requisite number of stockholders of Buyer have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL and other applicable Law; and

WHEREAS, on the date hereof, Buyer deposited US$1,700,000 (the “Escrow Deposit”) into an escrow account (the “Escrow Account”) with the Escrow Agent with the Escrow Deposit to be applied to the Base Purchase Price, pursuant to that certain Escrow Agreement, dated as of the date hereof, by and among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF UNITS; PURCHASE PRICE

1.1 Purchase and Sale of Closing Units. On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Closing Units.

1.2 Purchase Price. The aggregate consideration for the purchase of the Closing Units is Seventeen Million Two Hundred Thousand United States Dollars (US$17,200,000) (the “Base Purchase Price”), subject to adjustment as set forth in this Agreement (the “Purchase Price”).

1.3 Closing Payments. At the Closing, Buyer shall make or cause to be made, by wire transfer of immediately available funds, the following payments (each such payment, a “Closing Payment”) and, as applicable, Buyer and Seller shall take the following actions:

(a) payment to the account(s) designated by Seller of an aggregate cash amount equal to (A) the Base Purchase Price, plus (B) whether positive or negative, the Estimated Adjustment Amount, minus (C) the Escrow Amount (the “Estimated Closing Purchase Price”), minus (D) the Initial Escrow Release Amount;

(b) Buyer and Seller shall deliver joint written instructions to the Escrow Agent to release to Seller from the Escrow Account an amount equal to the Escrow Deposit plus all interest and earnings thereon, minus the Escrow Amount (the “Initial Escrow Release Amount”) by wire transfer of immediately available funds to the account designated by Seller (for avoidance of doubt, the Escrow Amount shall be retained in the Escrow Account to be released in accordance with Section 1.4); and

(c) payment on behalf of the Company, to the payees thereof (or the Company with respect to Transaction Expenses that are compensatory in nature, in which case such amounts are to be paid through the Company’s payroll system as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Company following the Closing Date)) of an aggregate cash amount equal to the amount of all (i) Estimated Closing Date Indebtedness of the type identified in item (i) of the definition of “Indebtedness,” in the amounts and to recipients per formal payoff letters pursuant to Section 2.2(b), and (ii) Estimated Closing Transaction Expenses per invoices and wire support provided to Buyer at least three (3) Business Days prior to the Closing Date.

Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.4.

1.4 Adjustment of the Purchase Price.

(a) Pre-Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of (A) the amount of Closing Cash (the “Estimated Cash”), (B) the Closing Working Capital (the “Estimated Closing Working Capital”), (C) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (D) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (E) based on the foregoing, the calculation of the Adjustment Amount (the “Estimated Adjustment Amount”), together with calculations demonstrating each component thereof, as well as the amount of each Closing Payment. The Pre-Closing Statement shall be prepared in a manner consistent with this Agreement, including the definitions of the terms Closing Working Capital, Closing Cash, Closing Date Indebtedness, Closing Transaction Expenses, and the Accounting Rules. Seller shall provide Company reasonable documentation and access to relevant personnel as needed to support calculation of the components of the Pre-Closing Statement prior to the Closing Date. Buyer shall be entitled to review the Pre-Closing Statement and the materials and information used by the Company in preparing the Pre-Closing Statement, and the Company shall consider in good faith any comments of Buyer with respect to the Pre-Closing Statement prior to the Closing Date. The amounts set forth in the Pre-Closing Statement shall be binding on the Parties for purposes of the Closing Payments and in the event of any disagreement between the Company and Buyer as to the Pre-Closing Statement, the Company’s version of the Pre-Closing Statement shall be used.

(b) Final Purchase Price Adjustment. The Purchase Price shall be adjusted following the Closing based on the difference, if any, between the Finally Determined Adjustment Amount (as determined in accordance with this Section 1.4) and the Estimated Adjustment Amount (subject to the collar as set forth in Section 1.4), and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.4(e).

(c) Closing Statement. As soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) days thereafter, Buyer shall cause to be prepared in good faith and delivered to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation of (A) the Closing Cash, (B) the Closing Working Capital, (C) the Closing Date Indebtedness, (D) the Closing Transaction Expenses, and (E) based on the foregoing, the calculation of the Adjustment Amount. The Closing Statement shall be prepared in a manner consistent with this Agreement, including the definitions of the terms Closing Working Capital, Closing Cash, Closing Date Indebtedness, Closing Transaction Expenses, and the Accounting Rules. The Parties agree that the purpose of preparing the Closing Statement and determining the Closing Working Capital, Closing Cash, Closing Date Indebtedness, and Closing Transaction Expenses is to properly measure the amount of the Closing Working Capital, Closing Cash, Closing Date Indebtedness, and Closing Transaction Expenses as of the Adjustment Time in accordance with the applicable definitions and the applicable terms and conditions of this Agreement and such processes are not intended to permit the introduction of different or new accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining the Closing Working Capital, Closing Cash, Closing Date Indebtedness, or Closing Transaction Expenses from those set out in the Accounting Rules. The Closing Statement shall entirely disregard any and all effects on the assets or liabilities of the Company as a result of the Transactions or of any financing or refinancing arrangements entered into at any time by Buyer or its Affiliates. For the avoidance of doubt, unless Seller otherwise agrees in writing, Buyer may not amend, adjust, supplement or modify the Closing Statement or the amount of Closing Cash, Closing Working Capital, Closing Date Indebtedness, Closing Transaction Expenses or Adjustment Amount set forth therein following its delivery to Seller without the consent of Seller. If Buyer fails to deliver the Closing Statement within such ninety (90)-day period, then in addition to any other rights Seller may have under this Agreement, Seller shall have the right to elect that the Estimated Cash, Estimated Closing Working Capital, Estimated Closing Date Indebtedness, Estimated Closing Transaction Expenses and/or Estimated Adjustment Amount be deemed to be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.4(e). The Parties acknowledge that no adjustments may be made to the Working Capital Target.

(d) Disputes.

(i) Seller shall have thirty (30) days to review the Closing Statement following its receipt thereof (the “Adjustment Review Period”); provided that if Buyer does not provide access or other information specified in Section 1.4(f) within five (5) Business Days of any request by Seller, then the Adjustment Review Period shall be extended by the number of days between the date of Seller’s request for such access or information and the date Buyer grants or provides such access or information. If Seller disagrees with Buyer’s calculation of the Closing Cash, Closing Working Capital, Closing Date Indebtedness, Closing Transaction Expenses and/or the Adjustment Amount as set forth in the Closing Statement, Seller may, on or prior to the last day in the Adjustment Review Period, deliver a written notice to Buyer (a “Dispute Notice”) disagreeing with such calculation and setting forth in reasonable detail Seller’s basis for such disagreement and amount of each item in dispute (the “Disputed Items”).

(ii) If a Dispute Notice is duly delivered pursuant to Section 1.4(d)(i), Seller and Buyer shall, during the thirty (30) days following Buyer’s receipt of the Dispute Notice (the “Adjustment Resolution Period”), attempt in good faith to reach an agreement on all or a portion of the Disputed Items. If Buyer and Seller reach an agreement on any Disputed Item during the Adjustment Resolution Period, the resolution of such Disputed Items shall be in writing and shall be final and binding upon the Parties. If, during the Adjustment Resolution Period, Seller and Buyer are unable to reach an agreement on all of the Disputed Items, then all Disputed Items remaining in dispute following the Adjustment Resolution Period shall be submitted by Seller and Buyer to the Accounting Referee (the “Referred Disputed Items”) as promptly as reasonably practicable for a determination resolving such Referred Disputed Items only (it being agreed and understood that the Accounting Referee shall act as an expert to determine the Referred Disputed Items (and, as a result thereof, the Adjustment Amount and the components thereof) and shall do so based solely on presentations and information provided by Buyer and Seller, as further specified below, and not by independent review). In conducting its review, the decision of the Accounting Referee shall be solely based on (A) the definitions and other applicable provisions of this Agreement, (B) a single presentation by each of Seller and Buyer limited to the Referred Disputed Items (which presentations the Accounting Referee shall be instructed to forward to Buyer and Seller, as applicable) and (C) one (1) written response submitted to the Accounting Referee by each of Seller and Buyer within ten (10) Business Days after receipt of each such presentation (which responses the Accounting Referee shall be instructed to forward to Buyer and Seller, as applicable), and not on independent review. The scope of the disputes to be resolved by the Accounting Referee shall be limited to resolving the Referred Disputed Items, and, in connection therewith, fixing mathematical errors and determining whether the Referred Disputed Items were determined in accordance with this Agreement (including the definition of the terms Closing Working Capital, Closing Cash, Closing Date Indebtedness, Closing Transaction Expenses, and the Accounting Rules) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculations of the Adjustment Amount based solely upon (x) the Accounting Referee’s final determination of the Referred Disputed Items, with each Referred Disputed Item within the range between that put forward by Buyer in the Closing Statement and by Seller in the Dispute Notice, and (y) the items that were finally determined pursuant to Sections 1.4(d)(i) and 1.4(d)(ii) and not submitted to the Accounting Referee for resolution. Such report shall be final and binding upon the Parties, absent manifest error, and shall be used for purposes of calculating the Finally Determined Adjustment Amount. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.4(d) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment and determination of the Finally Determined Adjustment Amount. The determination of the Accounting Referee shall not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified. For example, if Seller challenges the calculation of the Adjustment Amount by an amount of $100,000, but the Accounting Referee determines that Seller has a valid claim for only $60,000, Seller shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and Buyer shall bear the other sixty percent (60%) of such fees and expenses of the Accounting Referee.

(e) Final Determination of Purchase Price. Following the time (the “Determination Date”) that the Adjustment Amount is finally determined pursuant to this Section 1.4 (such finally determined amount, the “Finally Determined Adjustment Amount”), payment shall be made as follows:

(i) If the Finally Determined Adjustment Amount is greater than or equal to (a) the Estimated Adjustment Amount, plus (b) $100,000 (the amount of such excess, the “Increase Amount”), then within five (5) Business Days of the Determination Date, (x) Buyer shall pay by wire transfer of immediately available funds an amount equal to the Increase Amount to Seller (it being understood that, notwithstanding anything to the contrary contained herein, the Increase Amount payable by Buyer shall not exceed an amount equal to the Escrow Amount), and (y) Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse any remaining Escrow Funds to Seller.

(ii) If (a) the Finally Determined Adjustment Amount, plus (b) $100,000 is less than the Estimated Adjustment Amount (the amount of the deficiency, the “Deficiency Amount”), then within five (5) Business Days of the Determination Date, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) disburse to an account designated in writing by Buyer all or a portion of the Escrow Funds equal to the Deficiency Amount (it being understood that, notwithstanding anything to the contrary contained herein, the Escrow Funds shall be the sole source of recovery for any payment required to be made to Buyer pursuant to this Section 1.4(e)(ii)), and (y) disburse the balance of the Escrow Funds, if any, remaining after payment to Buyer pursuant to the preceding clause (x), to Seller.

Upon payment of the amounts provided in this Section 1.4(e) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.4 or any other provision of this Agreement with respect to the calculation of the Purchase Price.

(f) Cooperation. During the period of time from and after the Closing Date through the Determination Date, in accordance with this Section 1.4, (i) Seller and Buyer shall, and Buyer shall cause the Company, and each of its representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Adjustment Amount (and components thereof), subject to customary confidentiality agreements with the Accounting Referee and (ii) Buyer shall afford, and shall cause the Company to afford, to Seller and any accountants, counsel and financial or other advisers retained by Seller in connection with the review of the Closing Statement, and afford to the Accounting Referee in connection with any review by it in accordance with Section 1.4(d)(ii), reasonable access during normal business hours upon reasonable advance notice to all the books, properties, records, contracts, documents, information, personnel and representatives of the Company and their accountants (including the work papers of the Company’s accountants) relevant to the review or preparation of the Closing Statement and the calculation of the Adjustment Amount and, if requested by Seller, shall provide any such books, records, contracts, documents and information electronically and in such formats as are requested to be held in the strictest confidence by Seller and not disclosed to any third party. Except as expressly permitted in Section 1.4(d), there shall be no ex parte communication between any party and the Accounting Referee unless Buyer or Seller as applicable is responding to a request for information by the Accounting Referee and the applicable party shall make a good faith effort to include the other party on such response when possible. The determination of the Adjustment Amount shall not take into account any actions taken by Buyer on its own behalf following the Closing Date.

1.5 Withholding. The Parties and the Escrow Agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as any such Party reasonably determines such Party is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign Tax Law and instead shall pay such amount to the applicable Taxing Authority. Before making any such deduction or withholding described in the previous sentence, except for any withholding due to the failure of the Seller to provide the IRS Form W-9 described in Section 2.2(e), Buyer or the applicable withholding agent shall give Seller prior written notice of the intention to make such deduction or withholding, and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, at least five (5) Business Days before such deduction or withholding is required, in order for Seller to obtain reduction of or relief from such deduction or withholding. Amounts so withheld and properly remitted by Buyer or other withholding agent and timely paid to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Buyer or other withholding agent.

ARTICLE II

CLOSING

2.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place by conference call and electronic delivery of documents (i.e., email/PDF), on a date to be mutually specified by Buyer and Seller, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver (by the applicable Party hereto in writing) of the conditions set forth in ARTICLE VII (not including conditions which are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver (by the applicable Party hereto in writing) of those conditions at the Closing) (the date on which the Closing actually occurs, the “Closing Date”).

2.2 Deliveries by the Company and Seller at Closing. At or prior to the Closing, the Company and/or Seller, as applicable, shall deliver, or cause to be delivered, to Buyer (or the Escrow Agent, as applicable) the following:

(a) with respect to the Closing Units, a membership interest assignment agreement, duly executed by Seller, in substantially the form attached hereto as Exhibit B;

(b) payoff letters in a commercially reasonable form with respect to the Closing Date Indebtedness to be repaid at Closing in accordance with Section 1.3(c), subject to the prior review and approval of Buyer, which shall not be unreasonably delayed, conditioned, or withheld (which payoff letters shall provide for the release of all Liens relating to such Closing Date Indebtedness following satisfaction of the terms contained in such payoff letters);

(c) joint written instructions to the Escrow Agent for the release of the Initial Escrow Release Amount pursuant to Section 1.3(b), duly executed by Seller, subject to prior review and approval of Buyer, which shall not be unreasonably delayed, conditioned, or withheld (which joint written instructions shall be delivered sufficiently prior to Closing with an effective date as of the Closing Date, such that the Escrow Agent is able to release such amount at Closing);

(d) the certificate required to be delivered pursuant to Section 7.1(e); and

(e) an IRS Form W-9 from Seller.

2.3 Deliveries by Buyer at Closing. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, the following:

(a) to Seller and all other payees referenced in Section 1.3, the Closing Payments;

(b) to Seller, the certificate required to be delivered pursuant to Section 7.2(d); and

(c) to the Escrow Agent, joint written instructions to the Escrow Agent for the release of the Initial Escrow Release Amount pursuant to Section 1.3(b), duly executed by Buyer (which shall be delivered sufficiently prior to Closing with an effective date as of the Closing Date, such that the Escrow Agent is able to release such amount at Closing).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARDION

Except as set forth on the disclosure schedule delivered by the Company and Seller to Buyer concurrently with this Agreement (the “Company Disclosure Schedule”), which is subject to the limitations and qualifications set forth in Section 11.2(c), Seller and Guardion hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Authorization of Transaction Agreements. The execution and delivery of the Transaction Agreements to which either of Seller and Guardion is or will be a party and the performance of Seller’s and Guardion’s obligations thereunder have been duly authorized by the requisite corporate action on the part of Seller and Guardion, respectively. Each of the Transaction Agreements to which either of Seller and Guardion is or will be a party has been, or will be, as applicable, duly and validly executed and delivered by Seller and Guardion, as applicable, and (assuming the due authorization, execution and delivery by Buyer hereof and thereof, as applicable), each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of Seller and Guardion, as applicable, enforceable against Seller and Guardion, as applicable, in accordance with its terms, subject to applicable Equitable Principles.

3.2 Organization and Power. Each of Seller and Guardion is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Seller and Guardion has the requisite power, authority and capacity to execute and deliver each of the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions. Neither of Seller nor Guardion is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. The execution, delivery and performance by each of Seller and Guardion of this Agreement, and the consummation by each of Seller and Guardion of the Transactions, have been duly authorized by all necessary action on the part of the Seller, and no other action is necessary on the part of either of Seller or Guardion to authorize this Agreement or any other Transaction Agreements to which Seller or Guardion is a party or to consummate the Transactions, subject to obtaining approval through the Requisite Stockholder Vote.

3.3 Conflicts; Consents of Third Parties. Except as set forth on Section 3.3 of the Company Disclosure Schedule, and subject to obtaining approval through the Requisite Stockholder Vote, none of the execution, delivery and performance by each of Seller and Guardion of the Transaction Agreements to which it is or will be a party or the consummation of the Transactions by each of Seller and Guardion will contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a new right of termination, acceleration, modification or cancellation by any third party under, any provision of (A) the Organizational Documents of each of Seller and Guardion; (B) any material Contract to which either of Seller or Guardion is a party; or (C) any Law or result in the termination, suspension, revocation, cancellation or adverse change in any material Permit of the Company, except for (i) the filing of the Guardion Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, and the transactions contemplated hereby; (ii) such filings as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq Capital Market (“Nasdaq”); and (iii) in the case of clauses (B) and (C), where such contravention, conflict, violation, default or right would not have, individually or in the aggregate, a material adverse effect on the ability of either of Seller or Guardion to consummate the Transactions.

3.4 Title to Securities. As of the date of this Agreement and immediately prior to the Closing, Seller owns the Closing Units and has good and valid title to the Closing Units, in each case free and clear of all Liens other than limitations imposed under the Organizational Documents of the Company, restrictions under applicable securities Laws, or Liens which will be discharged or released at or prior to Closing. Except for the Organizational Documents of the Company, Seller is not a party to any voting trust, proxy, or similar agreement with respect to the voting of the Closing Units. As of the date of this Agreement and immediately prior to the Closing, Guardion owns and shall continue to own one hundred percent of the issued and outstanding capital stock of Seller and Seller owns and shall continue to own one hundred percent of the Units of the Company.

3.5 Proceedings and Orders. There is no Proceeding pending or, to the Knowledge of Seller, threatened, against the Seller or Guardion, and neither Seller nor Guardion is subject to any outstanding Order, in each case, that (i) challenges or seeks to enjoin, materially alter or materially delay the consummation of the Transactions or (ii) would reasonably be expected to, individually or in the aggregate, materially and adversely affect the Seller’s or Guardion’s ability to perform its obligations under this Agreement.

3.6 Brokers. Except for fees or commissions payable to Alantra, LLC, for which the Seller and Guardion will be solely responsible, neither Seller nor Guardion has liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

3.7 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of the Seller, threatened against Seller or Guardion.

3.8 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 11.2(c), BY THE COMPANY DISCLOSURE SCHEDULE), SELLER AND GUARDION MAKE NO, AND HAVE NOT AUTHORIZED THE COMPANY OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, TO MAKE ANY OTHER, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR GUARDION, THE UNITS, THE COMPANY, ITS AFFILIATES, OR THE TRANSACTIONS, AND SELLER AND GUARDION DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, GUARDION, THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS, OFFICERS, DIRECTORS, MANAGERS, EQUITYHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR WHETHER ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE AND IF MADE, SUCH REPRESENTATION OR WARRANTY MADE OUTSIDE OF THIS AGREEMENT MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SELLER OR GUARDION OR THE COMPANY OR ANY OF THEIR AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 11.2(c), BY THE COMPANY DISCLOSURE SCHEDULE), SELLER AND GUARDION HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY EQUITYHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER, GUARDION, THE COMPANY OR THEIR AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN THE DATA ROOM IN CONNECTION WITH THE TRANSACTIONS). NEITHER SELLER NOR GUARDION MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule), which is subject to the limitations and qualifications set forth in Section 11.2(c), the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Power. The Company is a limited liability company duly formed, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Laws of the State of Delaware. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification required by Law, except for those jurisdictions where the failure to be so licensed or qualified would not have a Company Material Adverse Effect. The Company has the requisite limited liability company power and authority to execute and deliver each of the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions. The Company has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company has made available to Buyer true, complete and correct copies of the Organizational Documents for the Company, as amended and in effect as of the Closing.

4.2 Authorization of Transaction Agreements. The execution and delivery of the Transaction Agreements to which the Company is or will be a party, the performance by the Company of its obligations thereunder and the consummation of the Transactions have been duly authorized by the requisite limited liability company action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Transactions. Each of the Transaction Agreements to which the Company is or will be a party has been, or will be, as applicable, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Buyer hereof and thereof, as applicable) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

4.3 Conflicts; Consents of Third Parties. Except as set forth on Section 4.3 of the Company Disclosure Schedule, and assuming the truth and accuracy of the representations and warranties of Buyer set forth in ARTICLE V, none of the execution, delivery and performance by the Company of the Transaction Agreements to which it is or will be a party or the consummation of the Transactions by the Company will contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, give rise to a new right of termination, acceleration, modification or cancellation under, or otherwise require the consent or waiver of, notice or declaration to, or filing with any Person, including any Governmental Authority, pursuant to, any provision of (A) the Organizational Documents of the Company; (B) any Material Contract or material Permit to which the Company is a party; or (C) any Law or Order applicable to the Company, except, in the case of clauses (B) and (C), where such contraventions, conflict, violation, default, right, or consent, waiver, notice, declaration or filing would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.4 Capitalization; Subsidiaries.

(a) Section 4.4(a)(i) of the Company Disclosure Schedule sets forth the number and classes of the issued and outstanding Units as of the date of this Agreement and immediately prior to the Closing, identifying the holder thereof and the number of Units, as applicable, held by each such holder. Each of the Units has been duly and validly authorized and issued in accordance with the Organizational Documents of the Company and applicable Law. None of the Units are subject to any preemptive or similar rights of any Person, nor subject to any option, put, or call rights of any Person. The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase, or otherwise acquire or retire any of the Units. Except as set forth on Section 4.4(a)(ii) of the Company Disclosure Schedule, as of the date of this Agreement and as of immediately prior to Closing, there are no outstanding (i) Equity Interests or Voting Securities of the Company, (ii) dividends which have accrued or been declared but are currently unpaid on the Equity Interests of the Company, except for any dividends or distributions payable solely in cash prior to the Closing, or (iii) outstanding restrictions on transfers or voting of the Equity Interests of the Company.

(b) The Company does not have any Subsidiaries or otherwise own any Equity Interests in any other Person.

(c) Except for this Agreement, the Company’s Organizational Documents and as set forth on Section 4.4(c) of the Company Disclosure Schedule, the Company is not a party to any Contract restricting the transfer of any Equity Interests of the Company.

4.5 Financial Statements.

(a) Section 4.5(a) of the Company Disclosure Schedule includes true, correct, and complete copies of the following financial statements (collectively, the “Company Financial Statements”):

(i) the unaudited balance sheets of the Company as of December 31, 2021, and the related unaudited statements of operations and cash flows for the period from June 1, 2021 to December 31, 2021; and

(ii) the unaudited balance sheet of the Company, as of December 31, 2022, and the related unaudited statements of operations and cash flows for the fiscal year then ended; and

(iii) the unaudited balance sheet of the Company as of September 30, 2023, and the related unaudited statement of operations for the nine-months then ended (the “Interim Financial Statements ”).

September 30, 2023 shall be referred to herein as the “Balance Sheet Date” and the balance sheet of the Company as of such date shall be referred to herein as the “Balance Sheet”.

(b) The Company Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company as of the dates and for the periods indicated therein except, in each case, as disclosed therein or as set forth on Section 4.5(b) of the Company Disclosure Schedule, and, in the case of the Interim Financial Statements, (i) that such Interim Financial Statements may be subject to normal, recurring year-end adjustments (which are not material individually or in the aggregate) and in the case of the unaudited Company Financial Statements (ii) for the absence of notes thereto with respect to the periods covered thereby (none of which notes would, individually or in the aggregate, be material to the business, financial condition, operating results, or value of the Company taken as a whole).

4.6 Undisclosed Liabilities; Indebtedness.

(a) Except as set forth on Section 4.6(a) of the Company Disclosure Schedule, the Company does not have any liabilities, other than (i) as specifically reflected and adequately reserved against in the Balance Sheet, (ii) those incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, misappropriation, or that relates to any cause of action, claim or lawsuit), (iii) those included in the calculation of the Closing Payments, or (iv) those incurred in connection with the Transactions to the extent included in Transaction Expenses.

(b) Section 4.6(b) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Indebtedness for borrowed money of the Company.

4.7 Absence of Certain Developments. Except (a) as set forth on Section 4.7 of the Company Disclosure Schedule, (b) with respect to COVID-19 or any COVID-19 Measure, and (c) as contemplated by this Agreement, between the Balance Sheet Date and the date hereof, (i) the business of the Company has been conducted in all material respects in the Ordinary Course of Business and (ii) there has not been a Company Material Adverse Effect.

4.8 Legal Proceedings. Except as set forth on Section 4.8 of the Company Disclosure Schedule, as of the date hereof, (i) there are no pending Legal Proceedings against the Company and (ii) there are no pending Orders imposed upon the Company or any of its properties or assets. The Company has not received any notice of any Order or Proceeding from any Governmental Authority or other Person of, and, to the Knowledge of the Company, has not been under investigation with respect to, any actual, alleged or potential material violation of, or failure to comply in any material respect with, any applicable Law or Order that has not been, or will not be, cured as of Closing. To the Knowledge of Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding.

4.9 Compliance with Laws; Permits.

(a) Except as set forth on Section 4.9(a) of the Company Disclosure Schedule, (i) the Company is in compliance, in all material respects, with all Laws applicable to its businesses and operations and (ii) between the Balance Sheet Date and the date hereof, the Company has not received from any Governmental Authority any written notice of, or been formally charged by a Governmental Authority with, the violation, in any material respect, of any Laws.

(b) Except as set forth on Section 4.9(b) of the Company Disclosure Schedule, the Company has obtained all material Permits that are required for the operation of its business as presently conducted.

(c) Without limiting the generality of the foregoing, the Company is in compliance in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable non-U.S. anti-corruption laws and regulations; applicable Laws related to the imposition of economic sanctions or embargoes by the U.S. government, including all Laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control, and applicable U.S. export controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security.

4.10 Taxes.

(a) Since June 1, 2021, the Company has prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all material Tax Returns required to be filed by it, taking into account any extensions of time to file.

(b) Since June 1, 2021, the Company has paid, or caused to be paid, all material Taxes shown as due and payable on such Tax Returns with respect to the Company.

(c) Since June 1, 2021, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company that are still pending.

(d) No extensions of the period for assessment of any Taxes are in effect with respect to the Company (other than by virtue of extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(e) To the Knowledge of the Company, no material Tax Return filed by the Company is under current examination by any Taxing Authority.

(f) Since June 1, 2021, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns with respect to a particular Tax that the Company is or may be subject to taxation in such jurisdiction that has not been resolved.

(g) There are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Liens.

(h) The Company is properly classified as an entity that is disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii), and has been properly classified as such since June 1, 2021.

(i) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains outstanding.

(j) This Section 4.10 sets forth the sole and exclusive representations and warranties of the Company under this Agreement with respect to Taxes of the Company and shall only apply to taxable periods (or portions thereof) ending on or prior to the Closing Date.

4.11 Real Property. The Company does not own or lease any real property.

4.12 Environmental Matters.

(a) Except as set forth on Section 4.12(a) of the Company Disclosure Schedule:

(i) To the Knowledge of the Company, the Company is in compliance with all Environmental Laws applicable to it or its businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, result in a material liability to the Company.

(ii) To the Knowledge of the Company, (x) the Company maintains all material Permits that are required under Environmental Laws for the operation of their respective businesses as presently conducted (collectively, the “Environmental Permits”) and (y) the Company is not in default or violation of any term, condition or provision of any Environmental Permit, except, in the case of clauses (x) and (y), as would not, individually or in the aggregate, result in a material liability to the Company.

(iii) Since the Balance Sheet Date, the Company has not (i) received any written notice of a Legal Proceeding or Order alleging that the Company is in material violation of or have any material liability for cleanup or remediation of Hazardous Materials under any Environmental Law, nor (ii) received from any Governmental Authority any written notice or claim, or written request for information, pursuant to any Environmental Laws which remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth, in each subpart that corresponds to the subsection listed below, a list of all of the following Contracts as of the date of this Agreement (except for purchase or sale orders entered into in the Ordinary Course of Business) to which the Company is a party (collectively, the “Material Contracts”):

(i) Contracts with each current officer, manager, director, or employee of the Company providing annual compensation (excluding bonus and commissions);

(ii) Contracts entered into since the Balance Sheet Date providing for the acquisition or disposition by the Company of any operating business (whether via an equity transaction, asset transaction or otherwise);

(iii) Contracts for the making of any material loans to another Person;

(iv) Contracts that involved (A) payment to the Company or (B) payment by the Company, in either case, of more than $50,000 in the aggregate for any individual Contract during the twelve (12)-month period ended December 31, 2022 that are not terminable by the Company without penalty on ninety (90) days’ or less notice;

(v) Contract under which the Company is a lessee or lessor of any tangible property (for the avoidance of doubt, excluding real property), except for any such Contract under which the aggregate annual rental payments do not exceed $25,000;

(vi) Contracts containing covenants of the Company prohibiting the Company from competing in any line of material business or prohibiting the Company from conducting material business with any Person in any geographic area;

(vii) Contracts for partnership, joint venture, franchise, strategic alliance, co-investment, with any Person; and

(viii) Contracts providing for the incurrence, assumption or guarantee of any Indebtedness by the Company (except for (x) those Contracts being terminated or cancelled in connection with the Closing, and (y) security agreements ancillary to any Lease of personal property with respect to the property so Leased).

(ix) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that for fiscal year 2023 resulted in annual payments by the Company in excess of $25,000.00);

(x) any Contract that for fiscal year 2023 resulted in the Company recognizing revenue from a Person in excess of $25,000.00;

(xi) any Contract (or series of related Contracts) entered into in the past two (2) years relating to the material acquisition or disposition of any Person, business or material real property or other assets (whether by merger, sale of equity, sale of assets or otherwise), excluding leases and acquisitions or dispositions in the Ordinary Course of Business;

(xii) any Contract with any Governmental Entity;

(xiii) any Company License or Third Party License, excluding non-exclusive, inbound licenses for commercially available, off-the-shelf software or services with annual or aggregate fees of less than $25,000.00 (or its equivalent in other currency);

(xiv) any Contract that involves the disposition, acquisition or lease of, or that grants to any Person a right to purchase (including rights of first refusal, options, exclusive dealings, “most favored nation” or other similar rights, terms or requirements), whether by merger, sale of equity, sale of assets or otherwise, (A) any Person, business, securities or real property or (B) any assets of the Company, in each case with a fair market value in excess of $25,000.00 (or its equivalent in other currency), individually or in the aggregate;

(xv) any Contract for an “earn out,” contingent purchase price or similar contingent payment obligation, or any Contract the primary purpose of which is indemnification;

(xvi) any Contract that affords to any Person any performance fees or allocations, carried interest or any other right to participate directly or indirectly in profits of the operation or the Company;

(xvii) any Contract containing any future capital expenditure obligations of the Company in excess of $25,000.00 (or its equivalent in other currency), individually or in the aggregate;

(xviii) any Contract for the settlement, waiver or compromise of any pending or threatened Proceeding or Order under which the Company has continuing obligations;

(xix) any Contract relating interest rate protection, hedging (including commodity or currency hedging), forward purchases, swaps, puts, calls, options or other derivative instruments entered into by the Company; and

(xx) any Contract that requires the Company to deal exclusively or on a “sole source” basis with another Person for the purchase of any material component, raw material, product or service that is used or provided by the Company.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, and binding obligation of the Company and, to the Knowledge of the Company, the other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid binding or enforceable would not, individually or in the aggregate, result in a material liability to the Company.

4.14 Personal Property; Inventory.

(a) Personal Property. Except as set forth on Section 4.14 of the Company Disclosure Schedule, the Company has valid title to, or a valid leasehold interest in or a valid license to use, the tangible material personal property currently used in the conduct of the business of the Company (other than items of tangible personal property that individually or in the aggregate are immaterial to the operation of such business), and such title, leasehold interest or license are free and clear of all Liens (other than Permitted Liens). All items of tangible personal property that are material to the operation of the business of the Company are, to the Knowledge of the Company, in satisfactory operating condition and repair (ordinary wear and tear excepted).

(b) Inventory. All Inventory of the Company, including consumables, whether or not reflected in the Company Financial Statements, is in good condition in all material respects, consists of items of quality usable or saleable in the ordinary course of business, other than damaged, defective and/or obsolete units of Inventory that have been written off or written down in the Company Financial Statements in accordance with GAAP. All such Inventory is owned by the Company free and clear of all Liens (other than Permitted Liens) and is in quantities sufficient for normal operation of the business of the Company in accordance with past practices.

4.15 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Schedule sets forth a list of all material registrations and applications for registration or issuance with a Governmental Authority of any Owned Intellectual Property (collectively, the “Scheduled IP”). To the Knowledge of the Company, the Scheduled IP is subsisting and in full force and effect. To the Knowledge of the Company, except as set forth on Section 4.14(a)(ii) of the Company Disclosure Schedule, there is no pending claim by any third party contesting the ownership or use by the Company of any Owned Intellectual Property, except as would not, individually or in the aggregate, result in a material liability to the Company. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Schedule, all right, title and interest in and to the Scheduled IP is owned by the Company free and clear of all Liens except for Permitted Liens.

(b) To the Knowledge of the Company, all material Intellectual Property that is used in or necessary to the conduct of business of the Company as currently conducted is either (i) owned by the Company or (ii) licensed for use by the Company, except, in each case, where a failure to so own or license such Intellectual Property would not, individually or in the aggregate, result in a material liability to the Company.

(c) To the Knowledge of the Company, except as set forth on Section 4.15(c) of the Company Disclosure Schedule, the Company, in the current operation of their business, is not infringing, violating or misappropriating any Intellectual Property of any third party, except for any infringement, violation or misappropriation that would not, individually or in the aggregate, result in a material liability to the Company.

(d) Section 4.15(d) of the Company Disclosure Schedule separately lists and identifies all Software that is owned by the Company (the “Company Software”). The Company Software performs in all material respects in accordance with the documentation and other written materials related thereto and, to the Knowledge of the Company, is free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Software.

(e) Except for shrink-wrap licenses, other licenses for Commercial-Off-The-Shelf Software, standard end user license agreements for the Company’s products and deliverables under the Company’s customer Contracts, Section 4.15(e) of the Company Disclosure Schedule sets forth a complete list of all licenses under which the Company is a licensor or licensee or otherwise is authorized to use any material Intellectual Property. All such licenses are in full force and effect, and are binding obligations of the Company and, to the Knowledge of the Company, the other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid, binding or enforceable would not have a Company Material Adverse Effect. The Company is not in default under any such license, and to the Knowledge of the Company, no other party or parties to any such license is in default thereunder.

(f) The Company has taken commercially reasonable efforts to maintain the secrecy of their trade secrets. To the Knowledge of the Company, no trade secret material to the business of the Company as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company other than pursuant to a binding and enforceable nondisclosure agreement or other obligation of confidentiality restricting the disclosure and use of such trade secrets.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company is in compliance in all material respects with all applicable Laws, as well as their respective rules, policies and procedures, relating to privacy, data protection, and the collection, use, storage and disposal of Personal Information collected, used or held for use by the Company in the conduct of their respective businesses, (ii) no Proceeding or Order is pending or threatened in writing or, to the Knowledge of the Company, orally, alleging a violation of any Person’s rights concerning Personal Information and (iii) to the Knowledge of the Company, there is no currently occurring material incident of unauthorized access to or acquisition of Personal Information in the custody or control of the Company.

(h) The Company has taken commercially reasonable measures to protect, maintain and preserve the operation and internal and external security of its software, firmware, middleware, servers, systems, networks, workstations, data communication lines and other information technology equipment used to conduct business (the “Company Systems”). Since June 1, 2021, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused substantial disruption of, or interruption in or to, the use of such Company Systems or the conduct of business.

4.16 Labor.

(a) The Company is not a party to any labor or collective bargaining agreement in respect of any employee or group of employees of the Company. Except as set forth on Section 4.16(a) of the Company Disclosure Schedule, as of the date hereof, (i) there are no, and within the period starting on the Balance Sheet Date and ending on the date hereof, there have been no, material strikes, work stoppages, work slowdowns, lockouts, picketing or other material organized labor disputes pending against the Company, and (ii) there are no material unfair labor practice charges or complaints pending by or on behalf of any employee or group of employees of the Company against the Company before a Governmental Authority. The Company has provided to Buyer a true and complete list of each employee of the Company and their current base salary (or wages), target bonus and other cash incentive compensation (as applicable). To the Knowledge of the Company, any and all independent contractors engaged by the Company are appropriately classified.

4.17 Transactions With Related Parties. Except as set forth on Section 4.17 of the Company Disclosure Schedule, as of the date hereof, no present employee, officer, director, manager or equityholder of either of the Company, Seller or Guardion (each a “Related Party”), is currently a party to any Contract with ongoing obligations or liabilities on the part of the Company, other than (i) Contracts on arms-length terms and (ii) Contracts that will be terminated at or prior to Closing. As of the Closing Date, all Contracts with a Related Party have been terminated with no liability incurred by the Company or the Buyer, and the Company is not in default under any such Contract with a Related Party.

4.18 Insurance. Section 4.18 of the Company Disclosure Schedule contains a list of all material insurance policies owned or held by or on behalf of the Company as of the date of this Agreement (the “Insurance Policies”). Section 4.18 of the Company Disclosure Schedule sets forth the name of the insured, the name of the insurer, the type of policy and the policy number for each such Insurance Policy. As of the date of this Agreement, all Insurance Policies are in full force and effect and the Company is in compliance in all material respects with the provisions of such policies. As of the date hereof, the Company has not received a written notice of cancellation of any Insurance Policy.

4.19 Financial Advisors. Except for the Investment Bankers, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Seller, Guardion or the Company in connection with the Transactions and no Person other than the Investment Bankers is entitled to any fee or commission or like payment based on the arrangements made by Seller, Guardion or the Company in connection with the Transactions.

4.20 Privacy and Data Security.

(a) The Company materially complies with Applicable Privacy and Security Laws, and with privacy and information security obligations to which they are subject under Contract and privacy policies. To the Company’s Knowledge, the Company is not under investigation for a material violation of any of the Applicable Privacy and Security Laws.

(b) All computer systems, including the Company Software, firmware, hardware, networks, interfaces, and related systems owned or licensed by the Company (collectively, the “Business Systems”) are commercially reasonable for the needs of their business as currently conducted. To the Company’s Knowledge, in the last twelve (12) months, (i) there has been no material disruption, interruption or outage to any material Business System, (ii) no material part of the Business Systems has been prone to material malfunction or error, and (iii) there has been no unauthorized material breach of the security of the Business Systems. The Company safeguards its Business Systems with information security controls, and disaster recovery and business continuity practices.

4.21 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 11.2(c), BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY MAKES NO, AND HAS NOT AUTHORIZED ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON TO MAKE ANY OTHER, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ITS AFFILIATES OR THE TRANSACTIONS, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE OUTSIDE OF THIS AGREEMENT, WHETHER MADE BY THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EQUITYHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OR WHETHER ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE OR OTHERWISE AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 11.2(c), BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON, INCLUDING ANY INFORMATION MADE AVAILABLE IN THE DATA ROOM IN CONNECTION WITH THE TRANSACTIONS). THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE COMPANY OR ANY OTHER PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the disclosure schedule delivered by Buyer to Seller concurrently with this Agreement (the “Buyer Disclosure Schedule”), which are subject to the limitations and qualifications set forth in Section 11.2(c), Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

5.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Laws of the State of Delaware. Buyer has the requisite power and authority to execute and deliver each Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Buyer has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification required by Law, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.2 Authorization of Transaction Agreements. The execution and delivery of the Transaction Agreements to which it is or will be a party and the performance of its obligations thereunder have been duly authorized by the requisite action on the part of Buyer. No other proceeding, action or approval on the part of Buyer (including by its equityholders) is necessary to authorize the Transaction Agreements to which it is or will be a party or to consummate the Transactions. Each of the Transaction Agreements to which it is or will be a party has been or will be, as applicable, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

5.3 Conflicts; Consents of Third Parties. Except as set forth on Section 5.3 of the Buyer Disclosure Schedule, none of the execution, delivery and performance by Buyer of the Transaction Agreements to which it is or will be a party, or the consummation of the Transactions by Buyer, will contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, acceleration, modification or cancellation under, or otherwise require the consent or waiver of, notice or declaration to, or filing with any Person, including any Governmental Authority pursuant to, any provision of (A) the Organizational Documents of Buyer; (B) any Contract or Permit to which Buyer or any of its Affiliates, as applicable, is a party; or (C) any Law or Order applicable to Buyer or any of its Affiliates, as applicable, except, in the case of clauses (B) and (C), where such contravention, conflict, violation, default, right, consent, waiver, notice, declaration or filing would not have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer is not aware of any reason why any consents or actions by or in respect of, or filings with, any Governmental Authority referred to in this Section 5.3 will not be made or obtained promptly after the date hereof and in any event by the Termination Date.

5.4 Legal Proceedings. As of the date hereof, (i) there are no pending Legal Proceedings against Buyer and (ii) there are no pending Orders imposed upon Buyer that, in each case of (i) and (ii), would have a Buyer Material Adverse Effect.

5.5 Financial Capability. Buyer (i) has, and will have as of the Closing, a combination of sufficient unrestricted cash on hand in the United States and immediately available access to cash under the Buyer Credit Facility to pay the Purchase Price and all related fees and expenses in connection with the Transactions, (ii) has, and will have as of the Closing, the resources and capabilities (financial and otherwise) to perform its obligations hereunder, and (iii) has not incurred, and as of the Closing will not have incurred, any obligation, condition, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities. In no event shall the receipt or availability of any funds or financing by Buyer or any of its Affiliates or any other financing or other transactions be a condition to any of Buyer’s obligations under this Agreement. The outstanding balance and available limits under the Buyer Credit Facility as of the date hereof is as set forth on Section 5.5 of the Buyer Disclosure Schedule.

5.6 Solvency. Upon consummation of the Transactions, Buyer and the Company, on a consolidated basis, will not (i) be insolvent or have incurred debts beyond their ability to pay such debts as they mature or (ii) have unreasonably small capital with which to engage in their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company.

5.7 Investment. Buyer is acquiring the Closing Units for its own account and for investment purposes and not with a view to the distribution thereof. Buyer acknowledges that the Closing Units have not been registered under the Securities Act or any state securities Law and Buyer must bear the economic risk of its investment in the Closing Units until and unless the offer and sale of the Closing Units is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Buyer has conducted an examination of available information relating to the Company and its business, Buyer has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Closing Units, and Buyer can bear the substantial economic risk of an investment in the Closing Units for an indefinite period of time and can afford a complete loss of such investment.

5.8 Financial Advisors. Except as set forth on Section 5.8 of the Buyer Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Buyer or its Affiliates and no Person is entitled to any fee or commission or like payment based on the arrangements made by Buyer or its Affiliates in connection with the Transactions.

5.9 Proxy Statement. None of the information with respect to Buyer or any of its Affiliates or representatives furnishes in writing to the Company, Guardion or Seller for use or incorporation in the Guardion Proxy Statement, will, at the time such Guardion Proxy Statement is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to Guardion’s stockholders, or at the time of the Guardion Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.10 Ownership of Guardion Common Stock. Neither Buyer nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Guardion Common Stock.

5.11 No Due Diligence or Financial Contingencies. Buyer acknowledges and agrees that there are no due diligence or financing contingencies to Buyer’s obligation to consummate the transactions contemplated hereby.

5.12 Bank Approval. The lender under the Buyer Credit Facility has consented to the Transactions and approved the draw necessary to fund the Purchase Price. Buyer has delivered a true, correct and complete copy of such consent and such consent remains in effect.

5.13 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 11.2(c), BY THE BUYER DISCLOSURE SCHEDULE), BUYER MAKES NO, AND HAS NOT AUTHORIZED THE ITS RESPECTIVE EQUITYHOLDERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR THOSE OF ANY OF BUYER’S AFFILIATES, TO MAKE ANY OTHER, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER ITS AFFILIATES, OR THE TRANSACTIONS, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BUYER OR ANY AFFILIATE OF BUYER OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS, OFFICERS, DIRECTORS, MANAGERS, EQUITYHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR WHETHER ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE AND IF MADE, SUCH REPRESENTATION OR WARRANTY MADE OUTSIDE OF THIS AGREEMENT MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY BUYER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 11.2(c), BY THE BUYER DISCLOSURE SCHEDULE), BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SELLER OR GUARDION BY ANY EQUITYHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF BUYER OR OF ITS AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN THE DATA ROOM IN CONNECTION WITH THE TRANSACTIONS).

ARTICLE VI

COVENANTS

6.1 Conduct of Business. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except (v) as required or contemplated by this Agreement, (w) as set forth on Section 6.1 of the Company Disclosure Schedule, (x) any reasonable action taken in connection with COVID-19 or any COVID-19 Measure, (y) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), or (z) as required by Law, (a) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business and (b) not do any of the following (provided, however, that no action by the Company with respect to matters specifically addressed by any provision of this clause (b) shall be deemed a breach of the preceding clause (a) unless such action would constitute a breach of this clause (b)):

(i) make any capital expenditure in excess of $50,000 in the aggregate;

(ii) take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;

(iii) declare or pay a dividend on, or make any other distribution in respect of, its Equity Interests except dividends and distributions solely in cash;

(iv) repurchase, redeem, or otherwise acquire or cancel any of its Equity Interests, except for repurchases, redemptions or cancellations pursuant to any Contract in existence as of the date hereof;

(v) acquire in any manner (whether by merger or consolidation, the purchase of Equity Interests in or a material portion of the assets of or otherwise) any business or any Person (excluding the acquisition of assets not constituting substantially all of the assets of another Person and in the Ordinary Course of Business);

(vi) amend or terminate any Material Contract (excluding any Benefit Plan), in effect as of the date hereof, and as applicable, other than Contracts or extensions (A) with a term (as amended) of less than one year, (B) which involve annual payments or receipts of $100,000 or less, (C) amended or terminated in the Ordinary Course of Business or (D) as permitted by clause (vii) of this Section 6.1(b);

(vii) (A) materially increase the base compensation of any employees or (B) materially amend, terminate or enter into a new Benefit Plan except, in each case, (v) termination of the applicable Benefit Plan as required in connection with an employee termination, (w) in the Ordinary Course of Business (including the customary renewal of any Benefit Plan), (x) as required by any Contract or Law, (y) as required or permitted under the terms of any Benefit Plan in effect on the date hereof and (z) with respect to any transaction, retention, change of control or similar arrangements which, in each case, are payable in connection with the Transactions;

(viii) incur any Indebtedness in excess of $50,000 in the aggregate (with respect to the Company), except (A) current liabilities incurred in the Ordinary Course of Business, (B) borrowings under existing credit facilities, or (C) obligations under Contracts entered into in the Ordinary Course of Business;

(ix) adopt any amendments to their respective Organizational Documents that is adverse to Buyer;

(x) make any material change in the accounting principles, methods, practices or policies applied in the preparation of the Company Financial Statements, unless such change is required by applicable Law or GAAP;

(xi) sell, or otherwise dispose of, any (A) intangible asset, or (B) tangible assets, in each case of (A) and (B), in excess of $100,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business and personal property sold or otherwise disposed of in the Ordinary Course of Business except, in each case, for any tangible asset which is obsolete;

(xii) (A) make, change or revoke any material Tax election outside of the Ordinary Course of Business; (B) change any annual Tax accounting period; (C) change any Tax accounting principles, methods, practices or policies; (D) file any amended Tax Return; or (E) enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes); or

(xiii) agree in writing to take any of the actions contained in this clause (b).

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Company to obtain consent from Buyer to do any of the foregoing if obtaining such consent, after consultation with the Company’s outside legal counsel, would reasonably be expected to violate applicable Law. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company.

6.2 Access to Information.

(a) During the Interim Period, upon reasonable advance notice, and subject to the restrictions contained in the confidentiality agreements to which the Company is subject, the Company shall provide to Buyer and Buyer’s authorized representatives, during normal business hours, reasonable access to all books and records of the Company and the reasonable opportunity to contact and speak with vendors and customers of the Company set forth on Section 6.2(a) of the Buyer Disclosure Schedule (in a manner so as to not interfere with the normal business operations of the Company) (provided that Buyer shall notify Guardion of its desire to communicate with any such customer or vendor and Guardion shall coordinate all introductions and meetings and Guardion shall be entitled to have a representative present during any discussions), for any reasonable purpose (provided, however, that the continuation of due diligence shall not be deemed a reasonable purpose). All of such information furnished pursuant to this Section 6.2(a) shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer or its representatives if (x) such disclosure would be reasonably likely to jeopardize any attorney-client or other legal privilege, (y) such disclosure would be reasonably likely to contravene any applicable Laws, or (z) the Parties are in an adversarial relationship in litigation or arbitration (in which case the furnishing of information, documents or records contemplated by this Section 6.2(a) shall be subject to applicable rules relating to discovery) (the matters referred to in this sentence with respect to any Person, the “Access Limitations”).

(b) From and after the Closing Date, in connection with any reasonable business purpose, including (i) the determination of any matter relating to the rights or obligations of Seller or Guardion under this Agreement or any other Transaction Agreement, (ii) the preparation of any Tax Returns, (iii) any Tax audit, Tax protest, or other proceeding relating to Taxes, (iv) compliance with the requirements of any Governmental Authority, or (v) any Legal Proceeding, upon reasonable prior request and subject to the Access Limitations, Buyer shall, and shall cause the Company to, (A) afford Seller, Guardion, its Affiliates, and their authorized representatives reasonable access, during normal business hours, to the offices, properties, books, records and other documents of Buyer and its Affiliates in respect of the Company and (B) make available to Seller, Guardion, its Affiliates and their authorized representatives the employees of the Company, Buyer and its Affiliates in respect of the Company whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller or Guardion in connection with Seller’s or Guardion’s inquiries for any of the purposes referred to above, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that (x) such requests shall be at the sole cost and expense of Seller or Guardion, as appropriate (provided Buyer shall bear its own overhead costs), and shall not unreasonably interfere with the normal operations of Buyer or any of its Affiliates, (y) the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers (to the extent such documents exist) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (z) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records contemplated by this Section 6.2(b) shall be instead subject to applicable rules relating to discovery.

(c) During the Interim Period, Buyer hereby agrees that it is not authorized to and shall not (and shall cause its employees, agents, representatives or Affiliates not to) contact any current or former officer, director, manager, employee, customer, supplier, distributor or other material business relation of the Company regarding the Transactions without the prior written consent of the Company, except as permitted under Section 6.2(a). Buyer shall indemnify and hold harmless the Company, its Affiliates and their employees, officers, managers and/or directors and representatives from and against any and all Losses suffered or incurred by them in connection with any contact made by Buyer or its representatives in violation of this Section 6.2(c).

6.3 Efforts. Each of the Company, Guardion and Seller, on the one hand, and Buyer, on the other hand, shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as possible, but in no event later than the Termination Date, the Transactions.

6.4 Governmental Consents. As of the Closing Date, the Company, Guardion and Seller will have obtained any and all consents of any Governmental Authority which are necessary to authorize and enable the Company, Guardion and Seller to execute and deliver this Agreement and the other Transaction Agreements without violation of any applicable Law.

6.5 Confidentiality. Buyer acknowledges that the information provided to it and its representatives in connection with this Agreement (including Section 6.2(a) hereof) and the Transactions is subject to the terms of the Confidentiality Agreement, dated April 17, 2023, by and between the Alantra, LLC and Buyer (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Buyer acknowledges that if this Agreement is terminated in accordance with its terms, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

6.6 Preservation of Records. In addition to and not in limitation of the provisions of Section 6.2(b), Buyer agrees to preserve and keep the records relating to the businesses of the Company for a period of seven (7) years from the Closing Date and shall make such records and personnel available to Seller, Guardion or its Affiliates as may be reasonably requested in connection with, among other things, preparation of Tax Returns, any insurance claims by, Legal Proceedings (other than Legal Proceedings between Seller or Guardion, on the one hand, and Buyer, on the other hand, related to this Agreement or the Transactions) or Tax audits against, or governmental investigations of, the Company or in order to enable Seller and Guardion to comply with their obligations under this Agreement and each other Transaction Agreement.

6.7 Publicity. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Guardion and Buyer. Thereafter, each of Guardion and Buyer agrees that no public release, statement, announcement, or other disclosure concerning the Transaction shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Authority to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.7 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 6.10; (ii) any other disclosure issued or made in compliance with Section 6.10; or (iii) the Transactions that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by Seller, Guardion, the Company, or Buyer in accordance with this Section 6.7. Nothing in this Section 6.7 shall prohibit (i) the Company, Seller, Guardion and their Affiliates, on the one hand, and Buyer and its equityholders and Affiliates, on the other hand, from disclosing such information to their respective directors, managers, officers, executive employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound by confidentiality obligations with respect thereto, and (ii) Buyer’s, Seller’s, Guardion’s and the Company’s professional advisors from publishing “tombstones” or other customary announcements following the initial press release which do not contain pricing or other details that are not otherwise publicly available.

6.8 Director and Officer Liability; Indemnification.

(a) For a period of six (6) years after the Closing Date, (i) Buyer shall not, and shall not permit the Company to, amend, repeal or modify any provision in any of their Organizational Documents relating to the exculpation, limitation of fiduciary duties, indemnification or advancement of expenses of any present or former employees, officers, managers and/or directors (each, a “D&O Indemnified Person”) (unless and to the extent required by Law), and (ii) Buyer shall cause the Company to, indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses and all Losses awarded by a final and non-appealable judgment or paid in settlement in respect of any threatened or pending claim, action or proceeding, whether civil, administrative or investigative, based on or arising out of or relating to the fact that such D&O Indemnified Person is or was a director, manager or officer of the Company, arising out of acts or omissions occurring on or prior to the Closing and not arising from any alleged fraudulent or willful misconduct of such D&O Indemnified Person (a “D&O Indemnifiable Claim”). Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all Orders in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Agreement, “D&O Expenses” shall include reasonable attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with defending a D&O Indemnified Person in any such D&O Indemnifiable Claim.

(b) In the event that a D&O Indemnified Person becomes aware of a D&O Indemnifiable Claim, such D&O Indemnified Person shall promptly issue written notice of the D&O Indemnifiable Claim to Company. Company shall then have the right, but not the obligation, exercisable by written notice to the D&O Indemnified Person, within fifteen (15) Business Days of the date that Company receives notice of the D&O Indemnifiable Claim, to assume the defense of such D&O Indemnifiable Claim. If Company gives such notice of intent to defend, Company shall assume the defense thereof as follows: (i) Company will defend the D&O Indemnified Person against the matter with counsel compensated by and chosen by Company, subject to the D&O Indemnified Person’s reasonable prior approval of such counsel and provided that Company shall conduct such defense in an active and diligent manner and in good faith; (ii) the D&O Indemnified Person may retain separate co-counsel at the sole cost and expense of the D&O Indemnified Person; and (iii) Company will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, without the written consent of the D&O Indemnified Person, which consent will not be unreasonably withheld, delayed or conditioned. If, however, Company does not notify the D&O Indemnified Person within fifteen (15) Business Days after Company has received given notice of the matter that Company is assuming the defense thereof or, then Company shall not be entitled to assume the defense of the claim and the D&O Indemnified Person shall have the right to contest the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Notwithstanding the foregoing, Company will not be entitled to control, and the D&O Indemnified Person will be entitled to have control over, the defense or settlement of any D&O Indemnifiable Claim (and the cost of such defense and any Losses with respect to such D&O Indemnifiable Claim shall constitute an amount for which the D&O Indemnified Person is entitled to indemnification hereunder) if : (i) the D&O Indemnifiable Claim relates to, arises from or involves a criminal or quasi criminal action or relates to Taxes, (ii) if the D&O Indemnifiable Claim seeks injunctive relief or other equitable remedies or nonmonetary relief against the D&O Indemnified Person, (iii) the D&O Indemnified Person has been advised in writing by legal counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the D&O Indemnified Person and the Company in such D&O Indemnifiable Claim or there may be legal defenses to Company which are different from or additional to those available to the D&O Indemnified Person, or (iv) the D&O Indemnifiable Claim is brought by any Governmental Authority. No failure or delay on the part of the D&O Indemnified Person to so notify Company shall limit any of the obligations of Company under this Section 6.8, except to the extent that Company has been actually materially prejudiced thereby. The D&O Indemnified Person shall not settle any D&O Indemnifiable Claim without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) At or prior to the Closing, the Guardion shall, at Guardion’s sole expense, maintain in effect, effective as of the Closing, and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’, managers’ and officers’ liability insurance coverage for the benefit of potential D&O Indemnified Persons who are currently covered by Guardion and/or the Company’s directors’, managers’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing (the “D&O Tail Policy”). The D&O Tail Policy shall provide, during the entire required term of such policy, coverage that is at least equal to the coverage provided under Guardion or the Company’s current directors’, managers’ and officers’ liability insurance policies; provided that Guardion or the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date. Guardion shall pay or cause to be paid, all Insurance Costs related to the D&O Tail Policy. Guardion and Seller shall be obligated to pay for any retentions required under the D&O Tail Policy. Pursuant to Section 6.8(d), any obligations of the Company for any D&O Indemnifiable Claim shall be net of amounts recovered under the D&O Tail Policy.

(d) Payments under Section 6.8(a) in respect of any D&O Expenses or Losses are limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by Guardion, Seller, or any D&O Indemnified Person directly in respect of any such D&O Indemnifiable Claim, including under the D&O Tail Policy, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other charge-backs. Guardion, Seller, and each D&O Indemnified Person shall use commercially reasonable efforts to seek to recover any and all insurance benefits or insurance proceeds prior to making a claim under Section 6.8(a). Promptly after the realization of any insurance proceeds, indemnity, contribution, or other similar payment, each D&O Indemnified Person shall reimburse Company for such reduction in D&O Expenses and Losses paid by Company under Section 6.8(a) prior to realization of reduction of such D&O Expenses and Losses.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the past and present officers, managers and directors of the Company and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which such a Person is entitled, whether pursuant to applicable Law, Contract or otherwise.

6.9 Financing. Without limiting the generality of the foregoing, (1) Buyer shall give Guardion prompt written notice: (A) of any alleged breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Buyer Credit Facility; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to the Buyer Credit Facility or (y) material dispute or disagreement between or among any parties to the Buyer Credit Facility; (C) if for any reason Buyer believes in good faith that there is (or there is reasonably likely to be) a dispute or disagreement between or among any parties to the Buyer Credit Facility; or (D) any material amendments or other modifications to the Buyer Credit Facility; and (2) Buyer shall deliver to Guardion a CFO Certificate on a weekly basis during the Interim Period substantially in the form attached hereto as Exhibit D certifying as to the outstanding balance under the Buyer Credit Facility and the amount of Eligible Accounts (as defined in the Buyer Credit Facility). As soon as reasonably practicable, Buyer shall provide any information reasonably requested by Guardion relating to any circumstance referred to in clause (1)(A) through (D) or clause (2) of the immediately preceding sentence. Buyer shall, and shall cause its Affiliates, not to draw funds under the Buyer Credit Facility in an amount that would cause the available limits to be insufficient for Buyer to be able to pay the Purchase Price at Closing (taking into consideration any unrestricted cash of Buyer to be used in paying the Purchase Price). In the event this Agreement is terminated under Section 8.1 as a direct result of any of the circumstances referred to in clause (1)(A) through (D) or clause (2), Seller shall be entitled to receipt of the Buyer Termination Fee upon notice of the termination in the same manner as set forth in Section 8.3(a).

6.10 No Solicitation.

(a) Except as permitted by this Section 6.10, during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, Seller and Guardion shall not, and shall direct and cause the Company and Seller’s, Guardion’s and the Company’s respective Representatives not to: (i) directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Acquisition Proposal; (iii) except where the Guardion Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company; (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”); or (vi) approve, authorize, agree, or publicly announce any intention to do any of the foregoing. Seller, Guardion and the Company shall, and shall cause their respective Subsidiaries and Seller’s, Guardion’s and the Company’s respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 6.10(a), prior to the receipt of the Requisite Stockholder Vote, the Guardion Board, only to the extent required to entertain alternative acquisition proposals under applicable Law, may, subject to Section 6.10(c): (i) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited, written Acquisition Proposal that the Guardion Board believes in good faith constitutes or could reasonably be expected to result in a Superior Proposal; and (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.10; provided, in each such case that: (A) none of the Company, Guardion, Seller or any of their respective representatives shall have violated any of the provisions of this Section 6.10 in any material respect, and (B) the Guardion Board first shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Seller and Guardion shall notify Buyer promptly (but in no event later than 72 hours) after it obtains Knowledge of the receipt by Guardion or Seller of any Acquisition Proposal, any inquiry that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Guardion, Seller, the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of Seller, Guardion or the Company by any third party. In such notice, Seller and Guardion shall identify the details of the material terms and conditions of any such Acquisition Proposal, indication or request, including any proposed financing. Seller and Guardion shall keep Buyer reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof.

(d) Except as expressly permitted by this Section 6.10(d) or Section 6.10(e), the Guardion Board shall not effect a Company Adverse Recommendation Change or enter into (or permit the Company to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Vote, the Guardion Board may: (i) effect a Company Adverse Recommendation Change with respect to a Superior Proposal or (ii) terminate this agreement pursuant to Section 8.1(a)(viii) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a material breach of this Section 6.10, if: (A) Seller and Guardion promptly notifies Buyer, in writing, at least three (3) Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (i) or (ii) of this Section 6.10(d), of its intention to take such action with respect to such Superior Proposal; (B) Seller and Guardion specify the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Acquisition Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (C) Seller, Guardion and their Representatives during the Superior Proposal Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Buyer proposes to make such adjustments; and (D) the Guardion Board determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Buyer during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Stockholder Vote, the Guardion Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, Seller and Guardion promptly notify Buyer, in writing, at least three (3) Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) Seller and Guardion shall, and shall cause their Representatives to, during the Intervening Event Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an Intervening Event, if Buyer, in its discretion, proposes to make such adjustments; and (iii) the Guardion Board determines in good faith that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Buyer during the Intervening Event Notice Period, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Seller and Guardion each acknowledges and hereby agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Acquisition Proposal may be made solely and exclusively pursuant to Section 6.10(d) only, and may not be made pursuant to this Section 6.10(e), and any Company Adverse Recommendation Change may only be made pursuant to this Section 6.10 and no other provisions of this Agreement.

(f) Nothing contained herein shall prevent the Guardion Board or any committee thereof from disclosing to the Guardion’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if Guardion determines that failure to disclose such position would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by Guardion or the Guardion Board (or any committee thereof) relating to any determination, position or other action by Guardion, the Guardion Board or any committee thereof with respect to any Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Guardion Board reaffirms the Guardion Board Recommendation in such disclosure.

6.11 Stockholders Meeting; Preparation of Proxy Materials.

(a) Guardion Stockholders Meeting. Guardion shall take reasonably necessary action to duly call, give notice of, convene, and hold the Guardion Stockholders Meeting as soon as reasonably practicable after the date of this Agreement. Except to the extent that the Guardion Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.10 hereof, the Guardion Proxy Statement shall include the Guardion Board Recommendation. Subject to Section 6.10 hereof, Guardion shall use commercially reasonable efforts to: (i) solicit from the holders of Guardion Common Stock proxies in favor of the adoption of this Agreement and approval of the Transaction; and (ii) take other reasonably necessary actions or advisable to secure the vote or consent of the holders of Guardion Common Stock required by applicable Law to obtain such approval. Guardion shall keep Buyer reasonably updated with respect to proxy solicitation results as reasonably requested by Buyer. Guardion shall have the right, after good faith consultation with Buyer, to, and shall at the request of Buyer, postpone or adjourn the Guardion Stockholders Meeting: (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Guardion Stockholder Meeting, Guardion has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Stockholder Vote at the Guardion Stockholder Meeting, or (C) to the extent required by applicable Law.

(b) In connection with the Guardion Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, Guardion shall prepare and file the Guardion Proxy Statement with the SEC. Buyer, Guardion, Seller and the Company will cooperate and consult with each other in the preparation of the Guardion Proxy Statement. Without limiting the generality of the foregoing, Buyer will promptly furnish Guardion the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Guardion Proxy Statement. Guardion shall not file the Guardion Proxy Statement, or any amendment or supplement thereto, without providing Buyer a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Guardion); provided, that Guardion may amend or supplement the Proxy Statement without the review or comment of Parent from and after any Company Adverse Recommendation Change. Guardion shall use its reasonable efforts to cause the Guardion Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Guardion shall use its commercially reasonable efforts to resolve, and Buyer agrees to cooperate with Guardion in resolving, all SEC comments with respect to the Guardion Proxy Statement as promptly as practicable after receipt thereof and to cause the Guardion Proxy Statement in definitive form to be cleared by the SEC (if the SEC reviews the Guardion Proxy Statement) and mailed to the Guardion’s stockholders as promptly as reasonably practicable following filing with the SEC. Guardion agrees to consult with Buyer prior to responding to SEC comments with respect to the preliminary Guardion Proxy Statement. Each of Guardion, Seller, the Company, and Buyer agree to correct any information provided by it for use in the Guardion Proxy Statement which shall have become false or misleading in any material respect, and if required by applicable Law in the reasonable judgement of Guardion after consultation with legal counsel, Guardion shall promptly prepare an amendment or supplement setting forth such correction, and if required by applicable Law in the reasonable judgement of Guardion after consultation with legal counsel, mail such amendment or supplement to Guardion’s stockholders. Guardion shall as soon as reasonably practicable: (i) notify Buyer of the receipt of any comments from the SEC with respect to the Guardion Proxy Statement and any request by the SEC for any amendment to the Guardion Proxy Statement or for additional information; and (ii) provide Buyer with copies of all written correspondence between Guardion and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Guardion Proxy Statement.

6.12 Viactiv Nutritionals, Inc. Guardion shall not use Viactiv Nutritionals, Inc., a Delaware corporation, to market or sell any products, or for any other purpose, following the Closing Date, and shall promptly following the Closing change the name of the entity with the Delaware Secretary of State.

6.13 RWI Policy Assignment. Seller, Guardion and the Company shall use commercially reasonable efforts to obtain the consent of the carrier under the RWI Policy to the assignment of such policy from Seller to Buyer (to the extent such consent is required). In the event the carrier does not consent to an assignment of the RWI Policy to Buyer, Seller, Guardion and the Company shall use commercially reasonable efforts to obtain the consent of the carrier to the assignment of the RWI Policy from Seller to the Company. If the consent of the carrier is required and obtained, Seller and Guardion shall execute and deliver the RWI Policy Assignment in a form reasonably satisfactory to Buyer assigning the RWI Policy to Buyer or the Company, as applicable, pursuant to the assignment provisions of the RWI Policy, along with all contractual documents under which coverage was issued. Buyer shall reasonably cooperate in connection with seeking such consent and assigning the RWI Policy, including providing information regarding Buyer requested by the carrier.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Buyer) of the following conditions:

(a) the Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);

(b) the representations and warranties of Seller, Guardion and the Company set forth in ARTICLE III and ARTICLE IV (other than the Fundamental Representations), respectively, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made on and as of a specified date, in which case such representations and warranties shall be so true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Company Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect);

(c) the Company, Guardion and Seller shall have performed and complied with, in all material respects, all covenants required to be performed or complied with by the Company, Guardion or Seller, as applicable, under this Agreement on or prior to the Closing Date;

(d) since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing;

(e) prior to or at the Closing, the Company shall have delivered to Buyer a certificate of an authorized officer of the Company, dated as of the Closing Date, in form and substance reasonably acceptable to Buyer, to the effect that the conditions specified in Sections 7.1(a), 7.1(b), 7.1(c) and 7.1(d) have been satisfied; and

(f) there shall not be in effect any Law or Order of a Governmental Authority of competent jurisdiction in the United States directing that the Transactions not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transactions; provided, however, that Buyer shall have taken all actions required by Section 6.3 to prevent the occurrence or entry of any such Law or Order and to remove or appeal as promptly as possible any such Law or Order.

7.2 Conditions to the Obligations of Guardion, Seller and the Company. The obligations of the Company, Guardion and Seller to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Guardion) of the following conditions:

(a) the representations and warranties of Buyer set forth in Section 5.1 (Organization and Power), Section 5.2 (Authorization of Transaction Agreements) and Section 5.8 (Financial Advisors) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);

(b) the representations and warranties of Buyer set forth in ARTICLE V (other than those referred to in Section 7.2(a)) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Buyer Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Buyer Material Adverse Effect contained in such representations and warranties shall not be given effect);

(c) Buyer shall have performed and complied with, in all material respects, all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(d) prior to or at the Closing, Buyer shall have delivered to Seller and Guardion a certificate of an authorized officer of Buyer, dated as of the Closing Date, in form and substance reasonably acceptable to Seller and Guardion, to the effect that the conditions specified in Sections 7.2(a), 7.2(a) and 7.2(c) have been satisfied;

(e) the Requisite Stockholder Vote shall have been obtained

(f) Guardion shall have obtained a satisfactory fairness opinion; and

(g) there shall not be in effect any Law or Order of a Governmental Authority of competent jurisdiction in the United States directing that the Transactions not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transactions.

7.3 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s failure to use best efforts to cause the Closing to occur, as required by Section 6.3.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Guardion;

(ii) by either Guardion or Buyer, if any Governmental Authority of competent jurisdiction in the United States shall have issued an Order restraining, enjoining or otherwise prohibiting the Transactions (provided that, in the case of Buyer, Buyer has fully complied with its obligations under Section 6.3) and such Order shall have become final and nonappealable; provided, however, that such Party’s right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available if such Party shall have initiated such Order or in the event such Party’s breach of any provision of this Agreement shall have been a cause of, or resulted in, the issuance of such Order;

(iii) by either Guardion or Buyer by giving written notice of such termination to the other Party, on or after the earlier of (A) the date that is fifteen (15) days after the Requisite Stockholder Vote is obtained and (B) the date that is one hundred fifty (150) days after the date of this Agreement (the “Termination Date”) if the Closing does not occur on or prior to the Termination Date; provided, however, that in the event that the conditions set forth in Section 7.2(e) have not been satisfied prior to the Termination Date, such date may be extended by Guardion, in its sole discretion, for sixty (60) days, by providing written notice given by Guardion to Buyer on or prior to the original Termination Date (and in the case of any such extension, any reference to the Termination Date in any other provision of this Agreement shall be a reference to the Termination Date, as extended by the latest extension); provided, further, that, the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) shall not be available to any Party whose breach of any provision of this Agreement has been a cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) shall not be available to a Party during the pendency of a Legal Proceeding by the other Party for specific performance or injunction as contemplated by Section 10.10, and during such pendency, the Termination Date shall be extended;

(iv) by Guardion, upon written notice to Buyer, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Buyer or any of such representations and warranties shall have become untrue, in each case, in a manner that would result in any conditions set forth in Sections 7.2(a), 7.2(b) or 7.2(c) not being satisfied prior to the Termination Date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), such breach or inaccuracy has not been waived by Guardion, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following receipt by Buyer of Guardion’s written notice to Buyer of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 8.1(a)(iv) shall not be available to Guardion if the Company, Guardion or Seller is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(v) by Buyer, upon written notice to Guardion, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller, Guardion or the Company or any of such representations and warranties shall have become untrue, in each case, in a manner that would result in any conditions set forth in Sections 7.1(a), 7.1(b) or 7.1(c) not being satisfied prior to the Termination Date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), such breach has not been waived by Buyer, and the breach, if capable of being cured, has not been cured within thirty (30) days following receipt by Guardion or Buyer’s written notice to Guardion of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 8.1(a)(v) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(vi) by Guardion or Buyer, whether or not the other Party has sought or is entitled to seek specific performance pursuant to Section 10.10 if (A) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived and (B) the other Party fails to consummate the Transactions within three (3) Business Days following the date on which the Closing was required to have occurred pursuant to Section 2.1;

(vii) by Buyer or Guardion, if this Agreement has been submitted to the stockholders of Guardion for adoption at a duly convened Guardion Stockholders Meeting and the Requisite Stockholder Vote shall not have been obtained at such meeting (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(viii) by Buyer, if a Company Adverse Recommendation Change shall have occurred or Guardion shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or

(ix) by Guardion, if prior to the receipt of the Requisite Stockholder Vote at the Guardion Stockholders Meeting, the Guardion Board authorizes Guardion, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.10 hereof, to enter into a Company Acquisition Agreement in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 8.3(c) hereof in accordance with the terms, and at the times, specified therein; and.

(b) Subject to Section 8.2, in the event of termination by Guardion or Buyer pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other Party and the Transactions shall be terminated, without further action by any Party. If the Transactions are terminated as provided herein, Buyer shall return to the Company or destroy (with written confirmation of the same) all documents and other material received from the Company, Guardion or their respective Affiliates or representatives relating to the Transactions, whether so obtained before or after the execution hereof.

8.2 Effect of Termination. Subject to Section 8.3, if this Agreement is terminated and the Transactions are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any Party or their respective directors, officers, employees, owners, representatives or Affiliates, and the Transactions shall be abandoned without further action by the Parties, except for (i) the penultimate sentence of Section 6.2(a) (Access to Information) and (ii) Sections 6.9 (Financing) (second to last sentence only), 8.2 (Effect of Termination), 8.3 (Termination Fee) and ARTICLE X (Miscellaneous) and the defined terms used in such provisions, each of which, shall survive such termination. Nothing in this Section 8.2, however, shall be deemed to release any Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement prior to termination. For purposes of this Sections 8.2, “willful” shall mean a breach that is a consequence of an act undertaken or failed to be taken by the breaching Party with the knowledge (actual or constructive) that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.10 in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Termination Fees.

(a) If this Agreement is terminated by Guardion pursuant to Section 8.1(a)(iv) (Buyer breach) or Section 8.1(a)(vi) (Buyer failure to close) ) or by Buyer or Guardion pursuant to Section 8.1(a)(iii) (end date) at a time when Guardion had the right to terminate this Agreement pursuant to Section 8.1(a)(iv) (Buyer breach) or Section 8.1(a)(vi) (Buyer failure to close), then Buyer and Seller shall deliver joint written instructions to the Escrow Agent (provided Seller shall also be permitted to deliver instructions to the Escrow Agent without Buyer’s joint participation, substantially in the form attached hereto as Exhibit C) to release the Escrow Deposit plus any interest and earnings accrued thereon (the “Buyer Termination Fee”) to the Company promptly (and, in any event, within three (3) Business Days following the receipt by Buyer of Guardion’s notice of such termination or on the date of and as a condition to the effectiveness of any such termination by Buyer, as applicable) by wire transfer of same day funds to an account designated by the Company in writing. The Parties hereto acknowledge and hereby agree that in no event shall the Buyer or any of its Affiliates be required to pay, or to cause to be paid, (A) the Buyer Termination Fee on more than one occasion or (B) both the Buyer Termination Fee and any other damages, except pursuant to the Non-Disclosure Agreement or as provided in Section 6.9 or Section 8.3(d).

(b) If this Agreement is terminated in any circumstance not described in Section 8.3(a), Buyer and Seller shall deliver joint written instructions to the Escrow Agent to release the Escrow Deposit plus any interest and earnings accrued thereon to Buyer.

(c) If this Agreement is terminated by Buyer pursuant to Section 8.1(a)(v)(Seller breach) or Section 8.1(a)(vi) (Seller failure to close) or by Buyer or Guardion pursuant to Section 8.1(a)(iii) (end date) at a time when Buyer had the right to terminate this Agreement pursuant to Section 8.1(a)(v) (Seller breach) or Section 8.1(a)(vi) (Seller failure to close), then Buyer and Seller shall deliver joint written instructions to the Escrow Agent to release the Escrow Deposit plus any interest and earnings accrued thereon to Buyer promptly (and, in any event, within three (3) Business Days following the receipt by Guardion of Buyer’s notice of such termination or on the date of and as a condition to the effectiveness of any such termination by Guardion, as applicable) by wire transfer of same day funds to an account designated by Buyer in writing. The Parties hereto acknowledge and hereby agree that in no event shall Seller, Guardion or the Company or any of their Affiliates be required to pay, or to cause to be paid, (A) the Seller Termination Fee on more than one occasion or (B) both the Seller Termination Fee and any other damages, except pursuant to the Non-Disclosure Agreement or as provided in Section 6.9 or Section 8.3(d). If this Agreement is terminated by Buyer pursuant to Section 8.1(a)(viii) (Company Adverse Recommendation Change), or by Guardion pursuant to Section 8.1(a)(ix) (Acceptance of Superior Proposal), then Guardion, Seller or Company shall pay to Buyer (by wire transfer of immediately available funds), within three (3) Business Day of such termination, the Seller Termination Fee.

(d) If this Agreement is terminated in circumstances in which the Buyer Termination Fee is payable, the Company’s receipt in full of the Buyer Termination Fee from Buyer when required to be paid by Buyer pursuant to Section 8.3(a), any amounts payable pursuant to Section 8.3(d), and the Company’s right to indemnification pursuant to Section 6.9 shall be the sole and exclusive remedy of the Company, Guardion, the Seller, or any of their respective Affiliates, or any current, former or future general or limited partners, stockholders, optionholders, members, managers, directors, officers, employees, agents, affiliates or assigns of the foregoing (each, a “Company Related Party” and, collectively, the “Company Related Parties”) against Buyer, or any of its Affiliates, or any current, former or future general or limited partners, stockholders, optionholders, members, managers, directors, officers, employees, agents, affiliates or assigns of the foregoing (each, a “Buyer Related Party” and, collectively, the “Buyer Related Parties”) for any Loss suffered by any Company Related Party as a result of, or in connection with, the failure of the Closing to occur or any breach or failure to perform hereunder, or any inaccuracy of any representation or warranty, and no Buyer Related Party shall have any other liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything herein to the contrary, in no event shall the Company or any other Company Related Party be entitled to seek or obtain any monetary damages in excess of the Buyer Termination Fee plus any amounts payable pursuant to Section 8.3(d) and Section 6.9 against any of the Buyer Related Parties or any of their respective assets, and if this Agreement is terminated in circumstances in which the Buyer Termination Fee is payable, in no event shall the Company or any other Company Related Party be entitled to seek or obtain any other damages of any kind against any Buyer Related Party with respect to this Agreement or the Transactions, including any breach by Buyer, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that this Section 8.3(a) shall not limit (w) any Person’s obligations pursuant to the Non-Disclosure Agreement, which shall survive in accordance with the terms contained therein, (x) the Company’s rights of specific performance pursuant to, and subject to the limitations in, Section 10.10 of this Agreement prior to the termination of this Agreement, or (y) the Company’s right to be indemnified pursuant to Section 6.9 or reimbursed for any costs and expenses and receive interest, as applicable, pursuant to Section 8.3(d).

(e) If this Agreement is terminated in circumstances in which the Seller Termination Fee is payable, Buyer’s receipt in full of the Seller Termination Fee from Seller when required to be paid by Seller pursuant to Section 8.3(c) and any amounts payable pursuant to Section 8.3(f), shall be the sole and exclusive remedy of any Buyer Related Party against any Seller Related Party for any Loss suffered by any Buyer Related Party as a result of, or in connection with, the failure of the Closing to occur or any breach or failure to perform hereunder, or any inaccuracy of any representation or warranty, and no Seller Related Party shall have any other liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything herein to the contrary, in no event shall Buyer or any other Buyer Related Party be entitled to seek or obtain any monetary damages in excess of the Seller Termination Fee plus any amounts payable pursuant to Section 8.3(f) against any of the Seller Related Parties or any of their respective assets, and if this Agreement is terminated in circumstances in which the Seller Termination Fee is payable, in no event shall Buyer or any other Buyer Related Party be entitled to seek or obtain any other damages of any kind against any Seller Related Party with respect to this Agreement or the Transactions, including any breach by Guardion, Seller or the Company, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that this Section 8.3(e) shall not limit (w) any Person’s obligations pursuant to the Non-Disclosure Agreement, which shall survive in accordance with the terms contained therein, (x) Buyer’s rights of specific performance pursuant to, and subject to the limitations in, Section 10.10 of this Agreement prior to the termination of this Agreement, or (y) Buyer’s right to be reimbursed for any costs and expenses and receive interest, as applicable, pursuant to Section 8.3(f).

(f) (x) If in order to obtain payment of any amounts due pursuant to this Section 8.3, Buyer or Seller or Guardion commences a Legal Proceeding that results in a final, nonappealable judgment against Seller or Guardion, on the one hand, or Buyer, on the other hand, for the Seller Termination Fee or the Buyer Termination Fee, as the case may be, the non-prevailing Party shall pay to the prevailing Party all of the documented and reasonable out-of-pocket costs and expenses actually incurred or accrued by the prevailing Party (including reasonable attorneys’ fees) in connection with such Legal Proceeding and (y) interest shall accrue on the amount of the Seller Termination Fee or the Buyer Termination Fee, as the case may be, from the date such payment was required to be made pursuant to the terms of this Agreement until the date of payment at the rate of five percent (5%) per annum.

(g) The Parties hereby acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement, and (ii) neither the Buyer Termination Fee nor the Seller Termination Fee is a penalty, but each is liquidated damages in a reasonable amount that will compensate the Company or Buyer, as the case may be, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the Transactions, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination. Each Party hereto covenants and agrees that it will not take any position that is in any way inconsistent with the immediately preceding sentence.

ARTICLE IX

TAX MATTERS

9.1 Tax Return Preparation. The Seller Parties shall cause to be prepared and filed all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date but that are due to be filed (including applicable extensions) after the Closing Date. All such Tax Returns shall be prepared in a manner that is consistent with the past practice of the Company except as required by applicable Law. Buyer shall cause to be prepared and filed all Tax Returns in respect of the Company that relate to a Straddle Period. All such Tax Returns shall be prepared in a manner that is consistent with the past practice of the Company except as otherwise required by applicable Law. Buyer shall submit each such Tax Return to the Seller Parties at least thirty (30) days prior to the due date for the filing of such Tax Return (including applicable extensions) and the Seller Parties shall have the right to review, and comment upon such Tax Return prior to filing, and Buyer shall incorporate all of the Seller Parties’ reasonable comments. Each such Tax Return shall be subject to the Seller Parties’ prior written approval (which approval shall not be unreasonably withheld) prior to filing.

9.2 Allocation of Taxes. For purposes of this Agreement, to the extent permissible under applicable Laws, the Parties agree to elect (and have the Company elect) to have each Tax year of the Company to end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that the Company is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar ad valorem Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes, etc.), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on and as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period ending on the Closing Date as compared to the number of days in the entire Straddle Period; (B) any Transaction Deduction shall be attributed to the portion of the Straddle Period ending on the Closing Date, to the fullest extent permitted by applicable Law; and (C) any item (or Tax) resulting from a Buyer Closing Date Transaction shall be attributed to the portion of the Straddle Period beginning after the Closing Date.

9.3 Tax Refunds. Any Tax refunds or credits that are received by Buyer, its Affiliates or the Company that relate to (i) any Pre-Closing Tax Period or (ii) any other Tax borne by the Seller Parties or any of their Affiliates under the terms of this Agreement shall be for the account of the Seller Parties, and Buyer shall promptly (and, in any event, within ten (10) Business Days of receipt thereof) pay over to the Seller Parties any such refund or credit, less any Taxes incurred on receipt of any such refund (or credit in lieu thereof), and less any reasonable out-of-pocket costs and expenses incurred by Buyer and its Affiliates in obtaining any such refund or credit. Buyer shall use commercially reasonable efforts to cooperate with the Seller Parties in connection with pursuing any such refund or credit. Under no circumstances shall Buyer be compelled or required to make any Tax election to assist the Seller Parties in pursuit of any such refund that would materially increase Buyer’s Tax liability in a taxable period (or portion thereof) beginning after the Closing Date except to the extent that Seller Parties agree to bear such additional costs.

9.4 Transfer Taxes. Any sales, use, real estate transfer, stock transfer or similar transfer Tax (“Transfer Taxes”) payable in connection with the Transactions shall be borne one-half (1/2) by the Seller Parties and one-half (1/2) by Buyer. Except as otherwise required by Law, Buyer shall duly and timely prepare and file any Tax Return relating to such Taxes. The Buyer and the Seller Parties shall cooperate in timely making and filing all Filings, Tax Returns, reports and forms as may be required to comply with the provisions of applicable Laws relating to Transfer Taxes.

9.5 Tax Contests. Buyer shall promptly notify the Seller Parties following receipt of any notice of audit or other proceeding relating to any Tax Return described in Section 9.1 or any other Tax Return filed on or before the Closing Date (collectively, the “Prior Period Returns”). The Seller Parties shall control any and all audits or other proceedings and litigation relating to any Prior Period Return (other than Tax Returns related to Straddle Periods), including the filing of an amended Tax Return, and Buyer and the Seller Parties shall have joint control of any and all audits or other proceedings and litigation relating to a Tax Return related to a Straddle Period, including the filing of an amended Tax Return. Neither the Seller Parties nor Buyer shall settle or compromise an audit or other proceeding or litigation relating to a Prior Period Return without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

9.6 Purchase Price Allocation. For U.S. federal and applicable state and local income Tax purposes, the sale of the Closing Units by Seller will be treated as a sale by Seller to Buyer of all of the assets of the Company (the “Intended Tax Treatment”). The Purchase Price as finally determined pursuant to this Agreement (together with the liabilities and other relevant items under the Code and the Treasury Regulations that are required to be included as consideration for the Closing Units) shall be allocated among the Company’s assets, which allocation shall be prepared by Seller in accordance with the methodology set forth on Schedule 9.6 of the Company Disclosure Schedule (the “Allocation”). None of Buyer, the Company or Seller shall take any actions that are, or any position that is, inconsistent with the Intended Tax Treatment or the Allocation. Each of Buyer and the Seller Parties agrees to (a) prepare all Tax Returns on a basis consistent with this Section 9.6, the Allocation and the Intended Tax Treatment, and (b) unless otherwise required pursuant to a determination (as defined in Section 1313 of the Code) take no position inconsistent with this Section 9.6, the Allocation or the Intended Tax Treatment on any applicable Tax Return or in any proceeding before any Governmental Authority.

9.7 Tax Covenants. None of the Buyer, the Company, or any of their Affiliates shall, without the prior written consent of the Seller Parties (a) amend any Tax Return relating to a taxable period (or portion thereof) ending on or before the Closing Date, including without limitation any Tax Return related to a Straddle Period, (b) make any election under Section 336(e) or Section 338 of the Code (or any comparable provisions of state, local, or foreign income Tax Law) or any successor provision with respect to the Company, (c) make any other Tax election or take any other action that has the effect of increasing the amount of Taxes attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, or (d) make a voluntary disclosure to any Governmental Authority with respect to any Tax or Tax Returns of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date.

ARTICLE X

MISCELLANEOUS

10.1 No Survival; Certain Waivers.

(a) The representations and warranties and covenants and agreements (to the extent such covenants and agreements contemplate or require performance prior to the Closing) of the Parties (and any of their respective Affiliates) set forth in this Agreement, any other Transaction Agreement, or in any other agreement, document or instrument delivered in connection with this Agreement shall not survive the Closing. Each of the representations and warranties of the Parties (and any of their respective Affiliates) set forth in this Agreement, any other Transaction Agreement, or in any other agreement, document or instrument delivered in connection with this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the applicable Party (and any of their respective Affiliates) or the Seller Related Persons. The covenants and agreements of the Parties (and any of their respective Affiliates) set forth in this Agreement, in any other Transaction Agreement, or in any other agreement, document, or instrument delivered in connection herewith to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto against the applicable Party (and any of their respective Affiliates) or the Seller Related Persons. Each covenant or agreement herein requiring performance at or after the Closing, shall, in each case, expressly survive the Closing, and nothing in this Section 10.1(a) shall be deemed to limit any rights or remedies of any Party for breach of any such surviving covenant or agreement.

(b) Buyer, for itself and on behalf of its Affiliates (including, after the Closing with respect to Buyer and the Company, collectively, the “Buyer Releasors”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Seller Parties or their Affiliates, or any of the direct or indirect former, current, or future general or limited partners, stockholders or equityholders, managers, members, directors, officers, employees, representatives, advisors or agents (or the functional equivalent of any of the foregoing positions) or any direct or indirect former, current or future general or limited partner, direct or indirect stockholder or equityholder, manager, member, director, officer, employee, Affiliate, representative, advisor or agent (or the functional equivalent of any of the foregoing positions) of any of the foregoing Persons (collectively, the “Seller Related Persons”) relating to the operation of the Company or its business or relating to the subject matter of this Agreement or the Company Disclosure Schedule, or Exhibits hereto or the Transactions, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 10.1, no claim shall be brought or maintained by, or on behalf of, the Buyer Releasors against any Seller Related Person, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company (and the Seller Parties or any of their respective Affiliates or any other Person) set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company (and the Seller Parties or any of their respective Affiliates), or any other Person delivered hereunder, the subject matter of this Agreement or the Company Disclosure Schedule or Exhibits hereto, the Transactions, the business or ownership, operation, management, use or control of the business of the Company, any of its assets, or any actions or omissions at, or prior to, the Closing. Notwithstanding the foregoing, no release or waiver of any claim for fraud or willful misconduct by any Person, including any Seller Related Persons, is intended by this Section 10.1.

(c) Without limiting the generality of the foregoing, Buyer acknowledges, on behalf of itself and the Buyer Releasors, and agrees that certain consents to (or notices of) the Transactions may be required in connection with certain Contracts to which the Company is a party (including certain Material Contracts) and, except as otherwise set forth herein, such consents may not have been requested or obtained and such notices may not have been provided. Buyer agrees and acknowledges that (i) the Seller Related Persons and the Company will have no liability whatsoever to the Buyer Releasors (and the Buyer Releasors will not be entitled to assert any claims) arising out of or relating to the failure to request or obtain prior to the Closing any consents or to provide any notices that may have been or may be required in connection with the Transactions or because of the default, acceleration or termination of any such Contract as a result thereof, and (ii) no representation, warranty, covenant or agreement of the Company or its Affiliates contained herein will be breached or deemed breached and no condition precedent to the obligation of Buyer will be deemed not to be satisfied as a result of the failure to request or obtain prior to the Closing any consent or provide any notice or as a result of any such default, acceleration or termination or any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to request or obtain prior to the Closing any consent or provide any notice or any such default, acceleration or termination.

(d) Buyer acknowledges and agrees that the agreements contained in this Section 10.1 are an integral part of the Transactions and that, without these agreements set forth in this Section 10.1, the Company and the Seller Parties would not enter into this Agreement or otherwise agree to consummate the Transactions. This Section 10.1 shall survive the Closing, is intended for the benefit of, and may be enforced directly by, each of the parties released pursuant to this Section 10.1, and shall be binding on all successors and permitted assigns of Buyer and the Company.

10.2 Expenses.

(a) Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction. Buyer and Seller shall pay equally all of the charges and expenses of the Escrow Agent (the “Escrow Agent Fees”) in connection with this Agreement.

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

10.4 Submission to Jurisdiction; Waivers. Subject to Section 1.4(d)(ii) (which will govern any dispute arising thereunder), the Parties agree that any dispute, controversy or claim arising out of or relating to the Transactions or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the state or federal courts sitting in the State of Delaware (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(a) submits for itself and its property in any action relating to the Transactions or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by Law, in such appellate courts;

(b) consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;

(c) waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to the Transactions or to this Agreement, or its performance under or the enforcement of this Agreement;

(d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.8; and

(e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

10.5 Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transactions.

10.6 Entire Agreement. This Agreement (including the Schedules and exhibits hereto) and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transactions and supersedes all prior agreements among the Parties respecting the Transactions. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

10.7 Amendments and Waivers. Prior to Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Buyer, the Company and the Seller Parties. Following Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Buyer and the Seller Parties. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by e-mail (with written confirmation of receipt), or (c) one (1) Business Day following the day sent by overnight courier (charges prepaid), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision).

If to Seller or Guardion or, prior to the Closing, the Company, to:

Guardion Health Sciences, Inc.

2925 Richmond Avenue

Suite 1200

Houston, Texas 77098

Attention: Robert N. Weingarten, Chairman

Email: rnwein@aol.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067

Attention: David Sunkin

Email: dsunkin@sheppardmullin.com

If to Buyer, or, following the Closing, the Company, to:

Doctor’s Best Inc.

2742 Dow Avenue

Tustin, CA, 92780

Attention: Gale Bensussen

Email: gale@drbvitamins.com

With a copy (which shall not constitute notice) to:

Musick Peeler & Garrett LLP

333 South Hope Street, Suite 2900

Los Angeles, California 90071-3048

Attention: Tim T. Chang, Esq.

Email: T.Chang@musickpeeler.com

10.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.10 Specific Performance.

(a) Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Seller Parties, the Company or Buyer could not be adequately compensated in all cases by monetary damages alone, even if available. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, before or after the Closing, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 10.10 and (ii) the exclusive jurisdiction of the courts set forth in Section 10.4 with respect to any action brought for any such remedy.

(b) Each Party further agrees that (i) by seeking the remedies provided for in this Section 10.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 10.10 are not available or otherwise are not granted and (ii) nothing set forth in this Section 10.10 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.10 prior or as a condition to exercising any termination right under ARTICLE VIII, nor shall the commencement of any action pursuant to this Section 10.10 or anything set forth in this Section 10.10 restrict or limit any such Party’s right to terminate this Agreement in accordance with ARTICLE VIII, or pursue any other remedies under this Agreement that may be available then or thereafter.

10.11 No Third-Party Beneficiaries; No Recourse Against Affiliates. Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than (i) the Parties and their successors and permitted assigns, (ii) each D&O Indemnified Person, who shall have the right to enforce the obligations of Buyer and the Company solely with respect to Section 6.8, and (iii) the Persons identified in Section 10.13. No past, present or future director, manager, officer, employee, incorporator, member, general or limited partner, equityholder, Affiliate, agent, attorney or representative of the Company, the Seller Parties or any of their respective Affiliates shall have any liability (whether in Law or in equity or in contract or in tort) for any obligations or liabilities of the Company arising under, in connection with or related to this Agreement (including the negotiation and performance thereof) or for any claim based on, in respect of, or by reason of, the Transactions, including any alleged nondisclosure or misrepresentations made by any such Persons.

10.12 Assignment. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Buyer, on the one hand, and Guardion, on the other hand; provided, that Buyer may assign its rights, but not its obligations, under this Agreement to another wholly-owned Subsidiary of Buyer; and, provided, further that any such assignment shall not relieve Buyer of its obligations hereunder. Any assignment in violation of this Section 10.12 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.13 Attorney Conflict Waiver. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, partners, officers, employees and Affiliates, that Sheppard Mullin Richter & Hampton LLP (the “Legal Advisors”) may serve as counsel to the Seller Parties and their Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Transaction Engagement”), and that, following consummation of the Transactions, either Legal Advisor (or any successor) may serve as counsel to each and any member of the Seller Group or any director, manager, partner, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding the Transaction Engagement and each of the Parties (including the Company) hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from the Transaction Engagement. Buyer agrees that, as to all communications prior to Closing among either Legal Advisor, on the one hand, and the Company, the Seller Parties, and their respective Affiliates, on the other hand, that relate in any way to the Transaction Engagement, the attorney-client privilege and the expectation of client confidence belongs to the Seller Parties and its Affiliates, as applicable, and may be controlled by the Seller Parties and its Affiliates and shall not pass to or be claimed by Buyer or the Company, nor shall Buyer or the Company have access to the files of either Legal Advisor relating to the Transaction Engagement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than a party to this Agreement or part of the Seller Group, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of Buyer, the Company or their Affiliates may access such confidential communications or waive such privilege without the prior written consent of Guardion. Each of Buyer and the Company hereby agrees, on its own behalf and on behalf of its directors, managers, partners, officers, employees and Affiliates, that the Legal Advisors may serve as counsel to an a D&O Indemnified Person or the Company in connection with any D&O Indemnifiable Claim. This Section 10.13 is for the benefit of the Seller Group and such Persons are intended third-party beneficiaries of this Section 10.13.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, including by electronic transmission (including e-mail, e-signatures and DocuSign), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.

ARTICLE XI

DEFINITIONS AND INTERPRETATIONS

11.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.1:

“Accounting Referee” means a mutually agreeable national independent accounting firm.

“Accounting Rules” means, collectively, (i) the accounting rules, principles and policies set forth on Exhibit A (collectively, the “Agreed Principles”), (ii) to the extent not inconsistent with clause (i) and only to the extent consistent with GAAP, the accounting principles, methods and practices used in preparing the Company Financial Statements as of December 31, 2022 (collectively, the “Historical Principles”) and (iii) to the extent not addressed in clauses (i) or (ii), GAAP; provided, that in the event of any conflict clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Acquisition Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Buyer and its Affiliates), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of Guardion (including any voting equity interests of Guardion’s Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of Guardion’s assets or to which 20% or more of Guardion’s net revenues or net income are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or Guardion; (c) merger, consolidation, other business combination, or similar transaction involving the Company or Guardion, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of Guardion; (d) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or Guardion which, individually or in the aggregate, generate or constitute 20% or more of the net revenues, net income, or assets of Guardion; or (e) any combination of the foregoing. The term “Acquisition Proposal” shall not include an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer solely for (x) the equity in any Subsidiaries of Guardion other than the Company or (y) any assets of Guardion or its Subsidiaries that do not include Seller’s equity in the Company or assets of the Company or the Company’s Subsidiaries.

“Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Net Working Capital Adjustment Amount, minus (ii) Closing Date Indebtedness, minus (iii) Closing Transaction Expenses, plus (iv) Closing Cash.

“Adjustment Time” means 12:01 a.m., U.S. Eastern time, on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is Under Common Control With, such Person.

“Applicable Privacy and Security Laws” means all applicable Laws and guidance issued by a Governmental Authority concerning the privacy or security of Personal Information or other confidential data, and all regulations promulgated and guidance issued by Governmental Authorities thereunder.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer Closing Date Transaction” means any transactions or elections made by or at the request of Buyer, including Tax elections, made on the Closing Date and after the Closing by the Company that are outside the Ordinary Course of Business.

“Buyer Credit Facility” means the revolving loan under that certain Second Amended and Restated Loan Agreement, dated May 22, 2019, by and among Buyer, Zipfizz Corporation and MUFG Union Bank, N.A., as amended.

“Buyer Material Adverse Effect” means any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, did, would, or would reasonably be expected to, prevent or materially delay Buyer or its Affiliates from consummating the Transactions or performing their obligations under this Agreement; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that, directly or indirectly, results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Buyer Material Adverse Effect”, or be taken into account in determining whether a “Buyer Material Adverse Effect” has occurred or may, would or could occur: (i) the taking of any action required or contemplated by this Agreement or undertaken with Seller or Guardion’s consent or at Seller or Guardion’s direction, or the failure to take any action prohibited by this Agreement or to which Seller or Guardion refused to provide consent pursuant to the terms of this Agreement (in each case, other than with respect to the Buyer Credit Facility and the matters described in Section 6.9); (ii) changes in Law or other legal or regulatory conditions (or the interpretation or enforcement thereof); or (iii) changes in GAAP or other applicable accounting standards (or the interpretation thereof).

“Cash and Cash Equivalents” means (expressed in United States dollars) (i) all cash and all cash equivalents (including marketable securities and short term investments) of the Company, on a consolidated basis, in each case to the extent convertible to cash within ninety (90) days, plus (ii) inbound checks, wire transfers, ACH transfers, and drafts deposited for the account of the Company, minus (iii) issued but uncleared checks, ACH transfers, wire transfers and drafts of the Company.

“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of the Company as of the Adjustment Time.

“Closing Date Indebtedness” means the aggregate amount of all Indebtedness of the Company as of the Adjustment Time. Any Indebtedness incurred after the Adjustment Time but prior to Closing shall be deemed incurred as of the Adjustment Time.

“Closing Transaction Expenses” means the aggregate amount of all Transaction Expenses unpaid as of the Adjustment Time. Any Transaction Expenses incurred through Closing shall be deemed incurred as of the Adjustment Time.

“Closing Working Capital” means the aggregate amount of Working Capital of the Company as of the Adjustment Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial-Off-The-Shelf Software” means Software that was obtained from a third party on general commercial terms widely and readily available for purchase by the general public on such commercial terms, and was licensed on a non-exclusive basis for fixed payments of less than $50,000 in the aggregate or annual payments of less than $50,000 per year.

“Company Adverse Recommendation Change” means the Guardion Board: (a) failing to make, withhold, withdraw, amend, modify, or materially qualify, in a manner materially adverse to Buyer, the Guardion Board Recommendation; (b) failing to include the Guardion Board Recommendation in the Company Proxy Statement that is disseminated to the Company’s stockholders; (c) adopting, approving, recommending, endorsing, or otherwise declaring advisable an Acquisition Proposal; (d) making any public statement materially inconsistent with the Guardion Board Recommendation; or (e) resolving or agreeing to take any of the foregoing actions.

“Company LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of October 27, 2016, entered into among the Company and Adare Pharmaceuticals, Inc.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that, directly or indirectly, results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world, pandemics or disease outbreaks (including COVID-19 and COVID-19 Measures), actual or threatened acts of war (whether or not declared), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, including cyber-attacks, in each case, in the United States or any other country or region in the world; (iv) changes generally affecting the industries in which the Company operates or the industries in which customers or suppliers of the Company operate; (v) negotiation, execution or performance of this Agreement, the announcement of this Agreement, the pendency of the Transactions, any investigation or challenge to the Transactions, the consummation of the Transactions (including the Pre-Closing Reorganization), the identity of Buyer or any facts or circumstances relating to Buyer or any communication by Buyer regarding plans or intentions of Buyer with respect to the conduct of the business of any of the Company (including but not limited to, the resulting loss of any employees, suppliers, customers, advertisers, assets, or property interests); (vi) the taking of any action required or contemplated by this Agreement or undertaken with Buyer’s consent or at Buyer’s direction, or the failure to take any action prohibited by this Agreement or to which Buyer refused to provide consent pursuant to the terms of this Agreement; (vii) changes in Law or other legal or regulatory conditions (or the interpretation or enforcement thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); (ix) the credit ratings of the Company or any failure, in and of itself, by the Company to meet internal or external projections or forecasts (financial, operational or otherwise) or revenue or earnings predictions (provided that the underlying cause or basis for the Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); (x) any failure of Buyer to obtain any waiver or consent from (or provide notice to) any Person required or advisable in connection with the Transactions; (xi) any matters expressly set forth in the Company Disclosure Schedule or (xii) any matter of which Buyer is has knowledge as of the date hereof. For the avoidance of doubt, a “Company Material Adverse Effect” shall be measured only against past performance of the Company, and not against any forward-looking statements, projections or forecasts of the Company or any other Person.

“Contract” means any legally binding agreement, contract, indenture, note, mortgage bond, lease or license, other than a Permit, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by Contract, management control, or otherwise. “Controlled” “Under Common Control With” and “Controlling” shall be construed with the correlative meanings thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including, but not limited to, the CARES Act and the Families First Coronavirus Response Act, (ii) any other reasonable response to COVID-19 (including any such response undertaken by any similarly situated industry participants), (iii) the reversal or discontinuation of any of the foregoing; and (iv) any reasonable actions taken (or not taken) in good faith by the Company pursuant to or in response to any of the foregoing.

“Data Room” means the electronic documentation site established by the Investment Bankers on behalf of the Company.

“Debt Breakage Costs” means, solely with respect to the Company, all breakage costs, termination, and prepayment fees or penalties incurred in connection with the payment of any Indebtedness paid off at the Closing.

“Environmental Laws” means as enacted and in effect on or prior to the Closing Date, any Laws concerning pollution or protection of the environment, or the release, treatment, storage, transportation, remediation, or disposal of Hazardous Materials.

“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws, in each case, affecting creditors’ rights and remedies generally, and (ii) general principles of equity and equitable relief, including equitable defenses and the discretion of the court before which any Legal Proceeding may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Equity Interest” means, with respect to any Person, (i) any capital stock, share, partnership or membership interest, unit of participation, stock appreciation right or other similar interest (however designated), and (ii) any option, warrant, or other purchase right that would entitle any Person to acquire any such interest in such Person, or otherwise entitle any other Person to share in the equity or profit of such Person (including any phantom stock, restricted stock unit, profits interest or similar right).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank, N.A., a national banking association.

“Escrow Amount” means Two Hundred Twenty-Five Thousand U.S. Dollars ($225,000).

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account.

“Filing” means a registration, declaration or filing with a Governmental Authority.

“Fraud” means actual, deliberate and intentional fraud under Delaware law committed by a Party involving a statement of fact in the express representations and warranties in this Agreement (as modified by the Disclosure Schedules) with the specific intent of deceiving another Party to enter into this Agreement, and on which such other Party reasonably relies and suffers damages by reason of such reliance. For the avoidance of doubt, (i) Fraud shall not include equitable fraud, constructive fraud, statutory fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness, negligence or similar theories; and (ii) the giving of a representation or warranty without scienter shall not constitute Fraud.

“Fundamental Representations” means the representations and warranties provided in Section 3.1 (Authorization of Transaction Agreements), Section 3.2 (Organization and Power), Section 3.4 (Title to Securities), Section 4.1 (Organization and Power), Section 4.2 (Authorization of Transaction Agreements), Section 4.4 (Capitalization; Subsidiaries) and Section 4.19 (Financial Advisors).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approval” means any consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority.

“Governmental Authority” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Guardion Common Stock” means the common stock, par value $0.001 per share, of Guardion.

“Guardion Stockholders Meeting” means the special meeting of the stockholders of Guardion to be held to consider the adoption of this Agreement.

“Hazardous Materials” means any substances, wastes or materials that are listed, regulated or defined as hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including materials defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and petroleum or petroleum products (including, crude oil or any fraction thereof).

“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount of, accrued or unpaid interest of, premium, Debt Breakage Costs, commitment and other fees, costs and expenses in respect of (A) indebtedness of such Person or its Subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or its Subsidiaries is responsible or liable; (ii) all obligations of such Person or its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable and other current liabilities arising in the Ordinary Course of Business to the extent included as current liabilities in Closing Working Capital); (iii) all obligations of the type referred to in clauses (i) and (ii) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety; (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries; (v) any obligations in connection with a lease classified as a capital lease or finance lease in the Company Financial Statements or required to be classified as a capital lease or finance lease in accordance with GAAP; (vi) all liabilities for deferred or unpaid purchase price of assets, property, securities or services, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (vii) interest rate swap, forward contract, currency or other hedging arrangements; (viii) all letters of credit, performance bonds, surety bonds, banker’s acceptances, or similar facilities (to the extent drawn down); (ix) any accrued but unpaid income tax liabilities of the Company for any Pre-Closing Tax Period that are first due after the Closing Date, taking into account all Transaction Deductions, and which amounts shall be calculated in accordance with past customs and practice of the Company; (x) all unpaid severance obligations or bonuses of the Company (including the employer portion of any applicable payroll taxes); and (xi) any declared but unpaid dividends, distributions, or amounts owed to any of the Seller Parties (including for the avoidance of doubt, any Subsidiaries of any of the Seller Parties) or their Affiliates; provided, however, that Indebtedness shall not include (1) any amounts taken into account in the calculation of the Closing Working Capital or Closing Transaction Expenses, (2) to the extent undrawn or uncalled, any letter of credit, guaranty or surety (or similar instrument) or performance bond issued for the account of such Person, and (3) any obligations under operating Leases of the Company classified as such in the Company Financial Statements.

“Insurance Costs” means, with respect to the D&O Tail Policy, any and all costs, fees and expenses with respect to such policy, including the total premium, underwriting costs and due diligence fees, brokerage or placement fees, Taxes (including Taxes on the receipt of proceeds received pursuant to such policy), attorneys’ fees and other fees and expenses incurred, paid or payable in connection with obtaining such insurance policy.

“Intellectual Property” means any and all (i) works of authorship (whether or not published) copyrighted works and all applications, registrations, and renewals in connection therewith; (ii) inventions (whether or not patentable), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iii) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iv) trade secrets and confidential information; and (v) Internet domain names.

“Intervening Event” means, with respect to the Company any event, circumstance, change, effect, development, or condition that was not known to any member of the Guardion Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Acquisition Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Guardion Common Stock, in and of itself; or (c) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof; provided, however, that the exceptions to this clause contained in (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred.

“Inventory” means the stockpiles, goods held at warehouses for sale to consumers, finished goods and goods for resale, spare parts, items for disposal, and materials and supplies of the Company, whether held at any location or facility owned or leased by Guardion, Seller or the Company.

“Investment Bankers” means Alantra Partners S.A.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge (without independent inquiry) of Katie Cox, Jan Hall and Craig Sheehan, and such knowledge as would reasonably be expected to be known by such individuals after exercising reasonable due diligence in the conduct of his or her duties and responsibilities with respect to the Company.

“Law” means all foreign, federal, state, provincial and local laws, statutes, codes, ordinances, rules, regulations and Orders of a Governmental Authority.

“Leases” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement or otherwise use any real, personal or intangible property.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings, whether public or private, by or before a Governmental Authority or arbiter.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, or other security interest.

“Loss” or “Losses” means all damages, losses, claims, liabilities, demands, charges, suits, penalties and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).

“Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Closing Working Capital minus (ii) the Working Capital Target.

“Order” means any order, award, injunction, consent, judgment, decree, determination, ruling, writ, assessment or arbitration issued, adopted, granted, awarded or entered by any Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means the ordinary and usual course of business.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, or stockholders agreement, as applicable, of such Person.

“Owned Intellectual Property” means any Intellectual Property that is owned by any of the Company and used in the business of the Company.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) all Liens disclosed in policies of title insurance and/or recorded in public records; (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or not yet delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’, materialmen’s’ and other Liens imposed by Law or arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings; (iv) pledges, deposits or other Liens to the performance of bids, trade contracts (other than for borrowed money), Leases, surety and appeal bonds, performance bonds, or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes); (v) zoning, entitlement, building codes and other land use or Environmental Laws by any Governmental Authority; (vi) survey exceptions and matters as to the real property which would be disclosed by an accurate survey or inspection of such real property and which do not materially impair the current occupancy or current use of such Real Property; (vii) any Lien affecting the fee interest of any real property not created by the Company; (viii) title of a lessor under a capital or operating Lease; (ix) any Liens discharged or released at or in connection with Closing; (x) in the case of Intellectual Property, non-exclusive license agreements entered into in the Ordinary Course of Business; (xi) Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; and (xii) such other liens, imperfections in title, charges, covenants, conditions, easements, restrictions and encumbrances which do not or would not have, individually or in the aggregate, a Company Material Adverse Effect.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any information that identifies, or in combination with other information may identify, an individual, including name, address, telephone number, health information, social security number, driver’s license number, government-issued identification number, financial account number, or log-in information.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Proceeding” means any claim, action, suit, demand, complaint, litigation, arbitration, proceeding (public or private), administrative or regulatory investigation, review, audit, hearing, citation, summons or subpoena or other similar dispute of any nature (civil, criminal, labor, tax, regulatory or otherwise) by or before any Governmental Authority, in each case, in law or in equity (whether civil, criminal or administrative or at law or in equity).

“Requisite Stockholder Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Guardion Common Stock as of the record date of the Guardion Stockholder Meeting to authorize this Agreement and the Transactions.

“Representatives” means collectively, with respect to any Person, such Person’s directors, officers, Affiliates, employees, investment bankers, attorneys, accountants, consultants, brokers, or other agents, advisors, or authorized representative of such Person.

“RWI Policy” means the representations and warranties insurance policy issued by QBE Specialty Insurance Co. to Guardion on or about May 18, 2021 and assigned Policy Number 140000085 providing buyer-side representations and warranties coverage.

“RWI Policy Assignment” means the assignment by Guardion to Buyer of the RWI Policy in accordance with its terms.

“Schedules” means the Company Disclosure Schedule and/or the Buyer Disclosure Schedule, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Termination Fee” means Six Hundred Eighty Eight Thousand Dollars ($688,000).

“Software” means computer software programs and software systems, including all databases, compilations, compilers, higher level or “proprietary” languages, macros, related documentation and materials, whether in source code, object code or human readable form (excluding Commercial-Off-The-Shelf Software).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which a majority of the outstanding share capital, Voting Securities or other Equity Interests is owned, directly or indirectly, by another Person.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach in any material respect of Section 6.10(a) (except that, for purposes of this definition, each reference in the definition of “Acquisition Proposal” to “20% or more” shall be “more than 50%”) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable to the holders of Guardion Common Stock than the transactions contemplated by this Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Acquisition Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (iv) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Buyer during the Superior Proposal Notice Period set forth in Section 6.10(d).

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof required to be filed with a Taxing Authority in respect of any Taxes.

“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction(s)” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transaction Agreements” means this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which any Party is a party or to be executed by any Party in connection with the consummation of the Transactions.

“Transaction Deduction” means any deduction permitted for income Tax purposes resulting from or attributable to the Transactions, including, without duplication, such deduction attributable to any payments (or deemed payments) of (i) Transaction Expenses or other similar expenses paid on, prior to or after the Closing Date or included in the computation of the Working Capital; (ii) the vesting of any securities in connection with the Transactions; and (iii) any fees, expenses and interest (including amounts treated as interest for income Tax purposes) that were included in the computation of Working Capital.

“Transaction Expenses” means, without duplication and only to the extent incurred or subject to reimbursement by the Company and not paid prior to the Adjustment Time, whether accrued for or not, the collective amount of all (i) costs and expenses to outside legal counsel, accountants, advisors, brokers and other third party professional advisors including all brokerage fees, commissions, or finders’ fee incurred by (or subject to reimbursement by) the Company in connection with the Transactions, and (ii) any discretionary, transaction or change of control bonuses, retention, severance or similar payments due to any current or former, director, employee, officer, independent contractor, consultant or manager of the Company or other Person as a result of the consummation of the Transactions (including the employer portion of any payroll, employment, and similar Taxes imposed with respect to such amounts); provided, however, that Transaction Expenses shall not include (1) any amounts taken into account in the calculation of the Closing Date Indebtedness, (2) Insurance Costs, (3) the Escrow Agent Fees, and (4) Transfer Taxes.

“Units” means the limited liability company interests of the Company.

“Voting Security” means any security that entitles the owner or holder thereof (at present or upon conversion or exchange) to elect members of the governing body of the issuer of such security.

“Working Capital” means, with respect to the Company (i) current assets of the Company as of the Adjustment Time, that are included in the line item categories of current assets specifically identified on Part II of Exhibit A, reduced by (ii) those current liabilities of the Company, as of the Adjustment Time, that are included in the line item categories of current liabilities specifically identified on Part II of Exhibit A, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Rules. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (A) any fees, expenses or liabilities related to any financing by Buyer and its Affiliates of the Transactions, (B) any Closing Transaction Expenses, Closing Date Indebtedness, Closing Cash, (C) any income or deferred Tax assets or liabilities, (D) loans or amounts receivable from the Seller Parties or their Affiliates, or (E) assets or contra liabilities relating to Indebtedness (such as unamortized debt issuance costs). For purposes of this definition, including the calculation of current assets and current liabilities, the Parties shall disregard any adjustments arising from purchase accounting or otherwise arising out of the Transactions.

“Working Capital Target” means Three Million Six Hundred Seventy-Seven Thousand U.S. Dollars ($3,677,000).

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Adjustment Resolution Period	Section 1.4(d)(ii)
Adjustment Review Period	Section 1.4(d)(i)
Agreement	Preamble
Balance Sheet	Section 4.5(a)(iii)
Balance Sheet Date	Section 4.5(a)(iii)
Base Purchase Price	Section 1.2
Business Systems	Section 4.20(b)
Buyer	Preamble
Buyer Disclosure Schedule	ARTICLE V
Buyer Related Parties	Section 8.3(a), Section 8.3(e)
Buyer Related Party	Section 8.3(a)
Buyer Releasors	Section 10.1(b)
Buyer Termination Fee	Section 8.3(a)

Closing	Section 2.1
Closing Date	Section 2.1
Closing Payment	Section 1.3
Closing Statement	Section 1.4(c)
Closing Units	Recitals
Company	Preamble
Company Acquisition Agreement	Section 6.10(a)
Company Disclosure Schedule	ARTICLE III, ARTICLE III
Company Financial Statements	Section 4.5(a)
Company Related Parties	Section 8.3(a)
Company Related Party	Section 8.3(a)
Company Software	Section 4.15(d)
Confidentiality Agreement	Section 6.5
Controlled	Definition of Control
Controlling	Definition of Control
D&O Indemnified Person	Section 6.8(a)
D&O Tail Policy	Section 6.8(c)
Deficiency Amount	Section 1.4(e)(ii)
Delaware Courts	Section 10.4
Deposit Escrow Agreement	Recitals
Determination Date	Section 1.4(e)
DGCL	Recitals
Dispute Notice	Section 1.4(d)(i)
Disputed Items	Section 1.4(d)(i)
Environmental Permits	Section 4.12(a)(ii)
Escrow Account	Recitals
Escrow Agent Fees	Section 10.2(a)
Escrow Deposit	Recitals
Estimated Adjustment Amount	Section 1.4(a)
Estimated Cash	Section 1.4(a)
Estimated Closing Date Indebtedness	Section 1.4(a)
Estimated Closing Purchase Price	Section 1.3(a)
Estimated Closing Transaction Expenses	Section 1.4(a)
Estimated Closing Working Capital	Section 1.4(a)
Exchange Act	Section 3.3
Finally Determined Adjustment Amount	Section 1.4(e)
Guardion	Preamble
Guardion Board	Recitals
Guardion Board Recommendation	Recitals
Increase Amount	Section 1.4(e)(i)
Initial Escrow Release Amount	Section 1.3(b)
Insurance Policies	Section 4.18
Interim Financial Statements	Section 4.5(a)(iii)
Interim Period	Section 6.1
Intervening Event Notice Period	Section 6.10(e)
Lease	Definition of Leases

Leased	Definition of Leases
Legal Advisors	Section 10.13
Material Contracts	Section 4.13(a)
Nasdaq	Section 3.3
Parties	Preamble
Party	Preamble
Pre-Closing Statement	Section 1.4(a)
Purchase Price	Section 1.2
Referred Disputed Items	Section 1.4(d)(ii)
Related Party	Section 4.17
Scheduled IP	Section 4.14(a)
SEC	Section 3.3
Seller	Preamble
Seller Group	Section 10.13
Seller Parties	Preamble
Seller Related Party	Section 8.3(e)
Seller Related Persons	Section 10.1(b)
Superior Proposal Notice Period	Section 6.10(d)
Termination Date	Section 8.1(a)(iii)
Transaction Engagement	Section 10.13
Transfer Taxes	Section9.4
Under Common Control With	Definition of Control

11.2 Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

(c) Exhibits/Schedules/Construction. The exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. If a subject matter is addressed in more than one representation and warranty in this Agreement, each Party shall be entitled to rely only on the most specific representation and warranty addressing such matter. The section numbers in the Schedules correspond to the section numbers in this Agreement. The Schedules are qualified in their entirety by reference to this Agreement and are not intended to constitute, and shall not be construed as constituting, representations and warranties except as and to the extent expressly provided in this Agreement. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other representation or warranty or covenant. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or Buyer Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or in the Ordinary Course of Business. The inclusion of any information in the Schedules shall not (i) be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to have a Company Material Adverse Effect or Buyer Material Adverse Effect, or is outside the Ordinary Course of Business, (ii) be deemed or interpreted to expand the scope of any representations and warranties, obligations, covenants, conditions or agreements contained herein, or (iii) constitute, or be deemed to constitute, an admission to any third party concerning such information. No disclosure in the Schedules relating to any possible breach or violation of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Headings inserted in the Schedules are for convenience of reference only and shall not affect in any way the construction or interpretation of the Schedules or this Agreement. All descriptions of any document listed in the Schedules are summary in nature, do not purport to be a complete statement of the material terms of such document and are qualified in their entirety by reference to the contents of such document, any and all exhibits and other documents attached to such document, any amendments and other modifications to such document and any task orders, purchase orders or similar items relating to such document. Information set forth in the Schedules may be included for informational purposes only and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Company Disclosure Schedule or Buyer Disclosure Schedule shall not be deemed or interpreted, solely by virtue of the inclusion of such item in the Company Disclosure Schedule or Buyer Disclosure Schedule, to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company or Buyer, respectively, in this Agreement or is material or that such information constitutes, or is reasonably likely to result in, a Company Material Adverse Effect or Buyer Material Adverse Effect, nor shall such information be deemed to establish a standard of materiality. In disclosing information in the Company Disclosure Schedule or Buyer Disclosure Schedule, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. The information contained in the Company Disclosure Schedule or Buyer Disclosure Schedule is the confidential, proprietary information of the Company or Buyer, respectively, and the receiving Party and its Affiliates shall maintain and protect such confidential information pursuant to the terms of this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Made Available. An item shall be considered “provided” or “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been provided in writing (including via electronic mail) to such Party or its representatives or posted by the Company or its representatives in the Data Room.

(i) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relate to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(j) Material. As used in this Agreement, unless otherwise specified or the context would require otherwise, the term “material” and the concept of the “material” nature of an effect upon the Company or its business shall be measured relative to the Company, as its business is currently being conducted. There may be included in this Agreement items which are not “material” within the meaning of the immediately preceding sentence for informational purposes and in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Parties that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

(k) Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first written above.

BUYER:

DOCTOR’S BEST, INC.

By:	/s/ Gale Bensussen
Name:	Gale Bensussen
Title:	CEO

THE COMPANY:

ACTIV NUTRITIONAL, LLC,

By:	/s/ Jan Hall
Name:	Jan Hall
Title:	Chief Executive Officer

GUARDION:

GUARDION HEALTH SCIENCES, INC.

By:	/s/ Jan Hall
Name:	Jan Hall
Title:	Chief Executive Officer

SELLER:

VIACTIV NUTRITIONALS, INC.

By:	/s/ Jan Hall
Name:	Jan Hall
Title:	Chief Executive Officer

Exhibit A

Sample Working Capital and Agreed Principles

[Attached]

Part I – Agreed Principles

1. The provisions of this Exhibit shall be interpreted to avoid double counting (whether positive or negative) of any item included in the Adjustment Amount.

2. The Pre-Closing Statement and Closing Statement (collectively the “Statements”) shall be based on facts and circumstances as they exist, including the effects of all subsequent events that provide additional evidence about conditions that existed, as of the date of the Closing in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events. For the purposes of applying FASB Accounting Standards Codification Topic 855, Subsequent Events, the date which is 90 days after the Closing shall be deemed the date on which the financial statements were issued or available to be issued.

3. Subject to any other Agreed Principle, no item shall be excluded from the Statements solely on the grounds of materiality.

4. No amount shall be included in the Statements for changes in assets or liabilities as a result of purchase accounting adjustments.

5. Subject to any other Agreed Principle, in calculating Working Capital, there shall be no change in the classification: (a) to a current asset or current liability of any particular asset or liability that has not been characterized as a current asset or current liability, respectively, in the Balance Sheet, or (b) to a long-term liability or long-term assets of any particular liability or asset that has not been characterized as a long-term liability or long-term asset, respectively, in the Balance Sheet, (in each case, other than any such changes resulting solely from the passage of time).

6. Subject to any other Agreed Principle, where an accrual, provision, or reserve was included in the Balance Sheet in relation to any matter or series of related matters, no decrease in that accrual, provision, or reserve shall be made in the calculation of Working Capital unless and to the extent that since the Balance Sheet Date, the specific obligation was paid, service was performed, or a corresponding asset was written-off or collected.

7. No new categories, classifications, or types of costs or assets will be included as prepaids, inventory, or other current assets in the determination of Working Capital that were not classified as such in the Balance Sheet.

8. The Statements shall exclude the right of use assets and liabilities associated with operating leases as per ASC 842.

9. On or about five (5) Business Days prior to the Closing, the Company shall conduct a physical inventory count of all inventory of the Company which shall be carried out consistent with past practice. The Parties hereto acknowledge and agree that the quantities from such count shall be used for purposes of calculating inventory within the Working Capital, adjusted for any shipping and receiving activity between the timing of the physical inventory count and the Adjustment Time. The Buyer and their accountants shall have the right to observe such physical inventory count.

Part II – Sample Working Capital

$ in 000s	9/30/23
Checking/Savings	3,861.5
Accounts Receivable	1,548.4
Inventories	2,377.3
Prepaid	176.7
Due From Emerson	212.7
Due From Shopify	1.1
Current assets	8,177.8
Accounts Payable	(778.1)
Other Current Liabilities	(26,790.3)
Current liabilities	(27,568.4)
NWC, reported	(19,390.6)

Adjustments
1 Cash & cash equivalents	(3,861.5)
2 Indebtedness (Intercompany payable to Guardion)	26,659.7
Adjustments	22,798.2

NWC, adjusted	3,407.6

The example calculation of Working Capital set out above has been included for illustrative purposes only. The amounts contained within the line items shall not form part of the calculation of Working Capital, and shall remain subject to the terms and provisions of this Agreement, including the Accounting Rules. In the event of conflict, the terms and provisions of this Agreement, including the Accounting Rules, shall prevail over this example calculation.

Exhibit B

Form of Membership Interest Assignment Agreement

[Attached]

Exhibit C

Escrow Release Instruction

[Attached]

Exhibit D

Form of CFO Certificate

[Attached]

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